UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No._______)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BIOTEL INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Biotel Inc., or “Biotel common stock”

	(2)	Aggregate number of securities to which transaction applies:

2,763,827 shares of Biotel common stock issued and outstanding as of March 31, 2009; and options to purchase 211,000 shares of Biotel common stock outstanding as of March 31, 2009 with exercise prices less than or equal to $4.82 per shares.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The filing fee was calculated based upon the sum of (a) 2,763,827 shares of Biotel common stock multiplied by $4.82 per share and (b) 211,000 shares of Biotel common stock subject to options with exercise prices less than or equal to $4.82, multiplied by $3.20 per share (which is the excess of $4.82 over the weighted average exercise price per share). In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00005580 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:

$13,996,846

	(5)	Total fee paid:

$781.02

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BIOTEL INC.
1285 Corporate Center Drive, Suite 150
Eagan, MN 55121

Dear Shareholder:

          The Board of Directors (the “Board of Directors”) of Biotel Inc. (“Biotel” or the “Company”) has approved a merger that provides for our acquisition by CardioNet, Inc. (“CardioNet”), the parent company of Garden Merger Sub, Inc. (“Merger Sub”). If the merger is completed, each share of our common stock issued and outstanding at the effective date of the merger (other than shares held by a shareholder who is entitled to and who properly demands and perfects statutory dissenter rights in compliance with all of the required procedures of the Minnesota Business Corporation Act) will be converted into the right to receive $4.82 in cash, without interest.

          We will hold a special meeting of shareholders of Biotel at _______________________, on ______, _______, at ____ local time. At the special meeting, we will ask you to approve the merger agreement and the plan of merger and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger.

          Completion of the merger and the other transactions contemplated by the merger agreement is subject to a number of conditions, including approval at the special meeting by our shareholders of the merger agreement and the plan of merger.

          Your vote is important. We cannot complete the merger and the other transactions contemplated by the merger agreement unless this proposal is approved. The obligations of the Company and CardioNet to complete the merger are also subject to the satisfaction or waiver of various other conditions to the merger. More detailed information about the merger agreement and the merger is contained in this proxy statement.

          Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the merger agreement and the proposals which require your favorable vote.

          The Board of Directors has carefully reviewed and considered the terms of the merger agreement, has consulted with its legal and financial advisors and has determined that the merger, and the transactions contemplated in the merger agreement are in the best interests of Biotel and its shareholders. Accordingly, the Board of Directors has unanimously approved the merger, the merger agreement, the plan of merger and the various transactions contemplated in the merger agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement and the plan of merger and “FOR” the proposal allowing us to adjourn the special meeting, if necessary, to solicit additional proxies.

          This proxy statement is dated ______, 2009, and is first being mailed to shareholders on or about __________, 2009.

Sincerely,

B. Steven Springrose
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

BIOTEL INC.
1285 Corporate Center Drive, Suite 150
Eagan, MN 55121

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On ______, 2009

          NOTICE IS HEREBY GIVEN THAT a Special Meeting of Shareholders of Biotel Inc. (“Biotel” or the “Company”) will be held at _________________________, on _____, _____, at ____ local time, for the following purposes:

1.

To consider and vote on a proposal to approve the Merger Agreement, dated April 1, 2009 (the “Merger Agreement”), among the Company, CardioNet, Inc. (“CardioNet”) and Garden Merger Sub, Inc., a wholly owned subsidiary of CardioNet (“Merger Sub”), the Plan of Merger (the “Plan of Merger”) attached to the Merger Agreement, and the transactions contemplated by the Merger Agreement and the Plan of Merger, as more fully described in the enclosed proxy statement (the “Merger”).

2.

To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Plan of Merger, and the transactions contemplated by the Merger Agreement and the Plan of Merger.

          Only shareholders who held shares of record as of the close of business on May 5, 2009, are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

          The approval of the Merger Agreement and the Plan of Merger requires the approval of the holders of a majority of the outstanding shares of Biotel’s common stock entitled to vote thereon as of the record date for the special meeting. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the Plan of Merger, and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval of the Merger Agreement and the Plan of Merger. If you are a shareholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

          The Board of Directors unanimously recommends that shareholders vote FOR the approval of the Merger Agreement and the Plan of Merger at the special meeting, and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

By order of the Board of Directors

B. Steven Springrose
President and Chief Executive Officer
Eagan, Minnesota _________, 2009

Appendix A — Merger Agreement, dated as of April 1, 2009, by and among CardioNet, Inc., Garden Merger Sub, Inc. and Biotel, Inc.
Appendix B — Opinion of Oak Ridge Financial Services Group, Inc., dated April 1, 2009
Appendix C — Form of Voting Agreement
Appendix D — Section 302A.471 and 302A.473 of the Minnesota Business Corporation Act

Summary

          This summary highlights selected information from this proxy statement about the proposals and may not contain all of the information that is important to you as a shareholder of Biotel Inc. (“Biotel”). Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you, including the Merger Agreement and the Plan of Merger which are attached as Appendix A and incorporated by reference in this proxy statement. Items in this summary include page references directing you to more complete descriptions of such items. All information contained in this proxy statement was prepared and supplied by Biotel, except for descriptions of the business of CardioNet, Inc. (“CardioNet”) and Garden Merger Sub, Inc. (“Merger Sub”) contained in the summary below under the heading “Parties to the Merger,” which descriptions were supplied by CardioNet. In this proxy statement, the terms “Biotel,” “Company,” “we,” “our,” “ours,” and “us” refer to Biotel and its subsidiaries. You may obtain the information incorporated by reference into this proxy statement without charge from Biotel by following the instructions in the section entitled “Where You Can Find More Information” beginning on page ___.

The Merger (page ___)

•

The proposed transaction is the acquisition of Biotel by CardioNet, a Delaware corporation, pursuant to a Merger Agreement, dated as of April 1, 2009 (the “Merger Agreement”), among Biotel, CardioNet and Merger Sub, and the Plan of Merger (the “Plan of Merger”) attached to the Merger Agreement. Once the Merger Agreement and the Plan of Merger have been approved by our shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of CardioNet, will merge with and into Biotel (the “Merger”). Biotel will be the surviving corporation in the Merger and will become a wholly owned subsidiary of CardioNet.

•

Upon completion of the Merger, you will be entitled to receive $4.82 in cash, without interest, for each share of our common stock that you own (unless you properly demand and perfect statutory dissenter rights in compliance with all of the procedures under the Minnesota Business Corporation Act).

•

The Merger Agreement and the Plan of Merger are attached as Appendix A to this proxy statement. You are encouraged to carefully read the Merger Agreement and the Plan of Merger in its entirety because they are the legal documents that govern the Merger.

The Parties to the Merger (page ___)

Biotel Inc.
1285 Corporate Center Drive
Suite 150
Eagan, MN 55121

•

We are a Minnesota corporation and through our subsidiaries, engage in the development, manufacture, testing, and marketing of medical devices and related software products. We offer digital cardiac event recorder products and wireless event recorder products, which record heart functions over a month or longer time period to record infrequent events, such as arrhythmia. We also offer Holter recorders and provide electrocardiogram data and management services used to evaluate cardiac conditions in conjunction with clinical trials on new medical devices and pharmaceuticals. Additional information about us is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page ___.

CardioNet, Inc.
227 Washington Street
Conshohocken, Pennsylvania 19428

•

CardioNet, Inc. is a Delaware corporation and is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient Telemetry(TM), or MCOT™.

Garden Merger Sub, Inc.
227 Washington Street
Conshohocken, Pennsylvania 19428

•

Garden Merger Sub, Inc. is a Minnesota corporation and a wholly owned subsidiary of CardioNet and was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement.

The Special Meeting

          Date, Time, Place and Purpose of Special Meeting (page __)

•	The special meeting will be held at _________________, on __________, _______, 2009, at _______ local time.

•

You will be asked to approve the Merger Agreement and the Plan of Merger. The Merger Agreement and the Plan of Merger provide that Merger Sub will be merged with and into Biotel, and each outstanding share of our common stock (other than dissenting shares) will be converted into the right to receive $4.82 in cash, without interest.

•

You will be also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Plan of Merger and to transact such other business as may properly come before the special meeting, or any postponement or adjournment thereof.

          Record Date and Quorum (page ___)

•

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on May 5, 2009, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were _______ shares of our common stock outstanding and entitled to vote.

•

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

          Required Vote (page ___)

•

For us to complete the Merger, shareholders holding at least a majority of our common stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” approval of the Merger Agreement and the Plan of Merger.

•	No vote of CardioNet’s shareholders is required in connection with the Merger Agreement, the Plan of Merger or the consummation of the Merger.

          Share Ownership of Directors and Executive Officers (page ___)

•

As of the record date, the current directors and officers of Biotel beneficially owned in the aggregate ________ shares (excluding options), representing approximately ____% of our outstanding common stock.

          Voting and Proxies (page __)

•

Any Biotel registered shareholder (meaning a shareholder that holds stock in his, her or its own name) entitled to vote may submit a proxy by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

          Revocability of Proxy (page ___)

•	Any Biotel registered shareholder who executes and returns a proxy card may revoke the proxy at any time before it is voted in any of three ways:

	o	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Biotel at 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121;

	o	by delivering a later-dated proxy relating to the same shares to the Secretary of Biotel; or

o	by attending the special meeting and voting in person by ballot.

When the Merger Will be Completed (page __)

•

We are working to complete the Merger as soon as possible. In the event of the approval of the Merger Agreement and the Plan of Merger by our shareholders, and the satisfaction or waiver of the other closing conditions provided for in the Merger Agreement, we anticipate completing the Merger shortly following the special meeting and, in any case, no later than August 31, 2009, unless the parties agree to extend the time for closing the Merger and the other transactions contemplated by the Merger Agreement.

Effects of the Merger (page __)

•

If the Merger Agreement and the Plan of Merger are approved by our shareholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into Biotel, with Biotel being the surviving corporation. Upon completion of the Merger, each share of Biotel’s common stock will be converted into the right to receive $4.82 per share, without interest. Following completion of the Merger, our common stock will no longer be traded on the Over the Counter Bulletin Board, will no longer be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Biotel will be a wholly owned subsidiary of CardioNet, and our current shareholders will cease to have any ownership interest in Biotel and will not have any ownership rights in CardioNet. Therefore, you will not participate in any future earnings or growth of Biotel and will not benefit from any appreciation in value of Biotel.

Board Recommendation (page ___)

•

After careful consideration, the Board of Directors has determined, by unanimous vote, that the proposed merger of Merger Sub, a wholly owned subsidiary of CardioNet, with and into Biotel, wherein each outstanding share of our common stock, except dissenting shares, will be converted into the right to receive $4.82 in cash, without interest, is in the best interest of Biotel and its shareholders. The Board of Directors unanimously recommends that you vote “FOR” the approval of the Merger Agreement and the Plan of Merger. You should consider the other interests of our directors and executive officers that are described in this proxy statement.

Permission to Adjourn the Special Meeting (page __)

•

In order to consummate the Merger and the other transactions contemplated by the Merger Agreement, the proposal to approve the Merger Agreement and the Plan of Merger must first be approved by our shareholders. If there are insufficient votes at the time of the special meeting to approve such proposal, the Board of Directors believes it is appropriate and in the best interest of Biotel and its shareholders to adjourn the meeting and solicit additional proxies.

Opinion of Oak Ridge (page __ and Appendix B)

•

The Oak Ridge Financial Services Group, Inc. (“Oak Ridge”) delivered its opinion to the Board of Directors to the effect that, as of April 1, 2009, and based upon and subject to the assumptions, limitations, and qualifications contained in its written opinion, the merger consideration of $4.82 per share to be received by our shareholders pursuant to the Merger Agreement is fair, from a financial standpoint, to our shareholders (other than CardioNet and its affiliates, if any).

•

The full text of the written opinion of Oak Ridge, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Oak Ridge in rendering its opinion, is attached as Appendix B to this proxy statement and incorporated herein by reference. Holders of Biotel’s common stock are urged to, and should, read the opinion carefully and in its entirety. Oak Ridge provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Oak Ridge opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of Biotel’s common stock (other than CardioNet and its affiliates, if any). The Oak Ridge opinion does not address Biotel’s underlying business decision to enter into the Merger Agreement or any other aspect of the proposed Merger and does not constitute a recommendation as to how any holder of Biotel’s common stock should vote or act with respect to the Merger or any other matter.

Treatment of Stock Options (page __)

•

The Company has agreed that, as soon as practicable following the date of the Merger Agreement, the Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as may be required to:

	o	accelerate the vesting of each unvested option to purchase Biotel’s common stock so that all such options shall be fully vested as of the effective date of the Merger;

o

effective as of the effective date of the Merger, cancel and convert each option (whether vested or not) outstanding immediately prior to the effective date of the Merger with an exercise price per share that is less than $4.82 into the right to receive, without interest, a cash amount equal to the product of (A) the excess, if any, of (x) $4.82, over (y) the exercise price per share of such option, multiplied by (B) the total number of shares of Biotel’s common stock subject to such option; and

	o	effective as of the effective date of the Merger, terminate each option outstanding with an exercise price per share that is equal to or greater than $4.82 without any consideration therefor.

•

The Company has further agreed to ensure that following the effective date of the Merger, no holder of an option to purchase Biotel common stock or any participant in any benefit plan of the Company shall have any right to acquire any capital stock of the Company or the Merger’s surviving corporation or any other equity interest therein.

Interests of the Company’s Directors and Executive Officers in the Merger (page __)

•	Our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours, including the following:

o

Certain of our directors and executive officers will have their vested and unvested stock options canceled and cashed out in connection with the Merger, meaning that they will receive cash payments, without interest and less any applicable withholding tax, equal to the product of (x) the number of shares of our common stock subject to a stock option, and (y) the excess, if any, of $4.82 over the exercise price per share of such stock option. As of __________, our directors and executive officers held, in the aggregate, vested in-the-money stock options to acquire _______ shares of our common stock and unvested in-the-money stock options to acquire _____ shares of our common stock.

o

Certain of our executive officers have entered into agreements with us that provide certain severance payments and benefits in the event of his or her termination of employment under certain circumstances, including the Merger.

•	Our directors were aware of these interests and considered them, among other matters, in making their unanimous recommendation with respect to the Merger Agreement and the Merger.

Voting Agreements (page __)

•

Our named executive officers, directors, and certain of our principal shareholders, are parties to a voting agreement with CardioNet, a copy of which is attached to this proxy statement as Appendix C. As of the date of this proxy statement, our named executive officers, directors and certain of our principal shareholders who are parties to the voting agreements provided in Appendix C own and have the power to vote, in the aggregate, 1,077,660 outstanding shares of Biotel’s common stock, representing approximately 38.99% of our issued and outstanding common stock. Pursuant to these voting agreements, these shareholders agreed not to transfer their shares of our common stock pending the effective date of the Merger, except under certain circumstances, and agreed to vote the shares of common stock for which they have voting power, in favor of the Merger Agreement, the Plan of Merger and the Merger and against any proposal in opposition to the Merger.

Material United States Federal Income Tax Consequences (page __)

•

If you are a U.S. holder of our common stock, the Merger will be a taxable transaction to you. For United States federal income tax purposes, you will recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of our common stock. If you are a non-U.S. holder of our common stock, the Merger generally will not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the specific tax consequences of the Merger to you in light of your particular circumstances.

Regulatory Approvals (page __)

•	We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Procedure for Receiving Merger Consideration (page __)

•

As soon as practicable after the effective date of the Merger, a paying agent will mail a letter of transmittal and instructions to each registered Biotel shareholder. The letter of transmittal and instructions will tell such shareholders of how to surrender their stock certificates or book-entry shares in exchange for the merger consideration. Such shareholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the paying agent without first receiving a letter of transmittal. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal, but will receive instructions from your broker as to how to receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your dissenter rights.

No Solicitation of Transactions (page __)

•

The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for the Board of Directors to comply with its fiduciary duties, the Board of Directors may respond to a written proposal for a favorable third party proposal, change its recommendation of the Merger, and terminate the Merger Agreement and enter into an agreement with respect to a favorable third party proposal after paying a $1,000,000 termination fee and after reimbursing on demand to CardioNet an amount not to exceed $400,000 for costs and expenses.

Conditions to the Merger (page __)

•

The consummation of the Merger and the completion of the other transactions contemplated by the Merger Agreement depends on a number of conditions being satisfied or waived, including approval by our shareholders of the Merger Agreement and the Plan of Merger, no restraining order, injunction or other order by any court that prohibits consummation of the Merger has been entered and continues to be in effect, and the satisfaction (or waiver) of certain obligations of each of the parties to the Merger Agreement.

•

We expect to consummate the Merger and the other transactions contemplated by the Merger Agreement on or about _______, but we cannot be certain when or if the conditions to closing will be satisfied or waived. We may adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposals, or we may recirculate a new proxy statement and resolicit the vote if material conditions to the consummation of the Merger and the other transactions contemplated by the Merger Agreement are waived.

•	Our shareholders must approve the Merger Agreement and the Plan of Merger to consummate the Merger.

Termination of the Merger Agreement (page ___)

          The Merger Agreement provides that we or CardioNet may terminate the Merger Agreement before the closing of the Merger and the other transactions contemplated thereby in a number of circumstances.

Either we or CardioNet may terminate the Merger Agreement if:

•	the parties mutually agree to terminate;

•	with ceratin exceptions, the closing has not occurred by August 31, 2009;

•

if consummation of the Merger would violate any final, non-appealable injunction of a governmental entity, except that the party seeking to terminate the Merger Agreement under this circumstance must have used its reasonable efforts to remove such injunction; or

•	we fail to receive shareholder approval of the proposals described in this proxy statement at the special meeting described in this proxy statement.

In addition, we may terminate the Merger Agreement if:

•

CardioNet breaches or fails to perform in any material respect under the Merger Agreement, which breach or failure to perform would result in a failure of a mutual condition or a condition of the Company’s obligation to consummate the Merger and cannot be cured by August 31, 2009; and the Company has given CardioNet 30 days written notice of its intention to terminate; or

•

prior to the receipt of shareholder approval sought in this proxy statement, the Board of Directors determines to accept and/or enter into an agreement for a Superior Proposal (as such term is defined in the description of the Merger Agreement, starting on page ___); provided that we have complied with the non-solicitation provision of the Merger Agreement.

Finally, CardioNet may terminate the Merger Agreement if:

•

if we breach or fail to perform in any material respect under the Merger Agreement, which breach or failure to perform would result in a failure of a mutual condition or a condition of the obligation of CardioNet and Merger Sub to consummate the Merger and cannot be cured by August 31, 2009; and CardioNet has given us 30 days written notice of its intention to terminate;

•	if prior to the shareholder approval, the Board of Directors has effected a Change of Recommendation (as such term is defined in the description of the Merger Agreement, starting on page ___); or

•	if holders of five percent (5%) or more of our common stock have exercised dissenters’ rights in accordance with the Minnesota Business Corporation Act (the “MBCA”).

Termination Fees and Expenses (page __)

Under the terms of the Merger Agreement, Biotel must pay a termination fee of $1,000,000, plus expenses of up to $400,000 to CardioNet under the following circumstances if:

•

the Merger Agreement is terminated by CardioNet because (1) prior to shareholder approval, the Board of Directors has failed to make the recommendation of the Merger Agreement or the Plan of Merger or has made a Change of Recommendation (as such term is defined in the description of the Merger Agreement, starting on page ___) or (2) the Company or any of its subsidiaries shall have breached or failed to perform in any respect certain covenants set forth in the Merger Agreement;

•

the Merger Agreement is terminated by the Company pursuant to its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal (as such term is defined in the description of the Merger Agreement, starting on page ___) in accordance with the terms and conditions of the Merger Agreement; or

•

(1) an Alternative Proposal (as such term is defined in the description of the Merger Agreement, starting on page ___) has been made to the Company or has been made directly to the shareholders of the Company generally or has otherwise become publicly known or any person has publicly announced an intention (whether or not conditional) to make an Alternative Proposal, (2) thereafter the Merger Agreement is terminated by the Company because the End Date (as such term is defined in the description of the Merger Agreement, starting on page ___) has occurred or by either CardioNet or the Company because the shareholder vote was not obtained at the shareholder meeting or the shareholder meeting did not conclude prior to the close of business on the day prior to the End Date, and (3) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Alternative Proposal (regardless of whether such Alternative Proposal is made before or after termination of the Merger Agreement).

Market Price of Biotel’s Stock (page __)

•

Our common stock is traded on the Over the Counter Bulletin Board under the symbol “BTEL.OB.” On April 1, 2009, which was the last trading day before we announced the Merger, the Company’s common stock closed at $1.78 per share, compared to which the merger consideration represents an approximate premium of 171%. On _________, the last trading day before the date of this proxy statement, the Company’s common stock closed at $______ per share.

Dissenters’ Rights (page ___ and Appendix D)

          Under Minnesota law, if you do not wish to accept the cash payment for your shares of our common stock provided for in the Merger Agreement, you have the right to dissent with respect to the Merger and to receive payment in cash of the “fair value” of your shares after the effective date of the Merger. Shareholders who elect to exercise dissenter rights must comply with the provisions of sections 302A.471 and 302A.473 of the MBCA in order to perfect their rights. Failure to follow precisely all of the various technical statutory procedures required by sections 302A.471 and 302A.473 of the MBCA may result in the loss of your appraisal rights as a shareholder. Merely voting against the approval of the Merger Agreement and the Plan of Merger will not preserve your dissenter rights. The ultimate amount you receive as a dissenting shareholder may be more, the same or less than the amount you would have received under the Merger Agreement. A copy of sections 302A.471 and 302A.473 of the MBCA are attached to this proxy statement as Appendix D.

Questions and Answers About the Special Meeting

          The following questions and answers address briefly some of the questions you may have regarding the special meeting and the Merger. These questions and answers may not address all of your questions that may be important to you as a shareholder of Biotel. Please refer to more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referenced in this proxy statement.

Q. What am I being asked to vote on?

A. You are being asked to vote on two proposals:

1.

To approve the Merger Agreement and the Plan of Merger whereby Merger Sub, a wholly owned subsidiary of CardioNet, would merge with and into Biotel, wherein each issued and outstanding share of common stock of Biotel (other than dissenting shares) will be converted into the right to receive $4.82 in cash, without interest.

2.

To approve a proposal allowing the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Plan of Merger.

Q. What will I be entitled to receive as a result of the Merger?

A. Upon completion of the Merger, if you are a shareholder at the effective date of the Merger you will be entitled to receive $4.82 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $482 in cash in exchange for your shares of our common stock, without interest. You will not own shares in the surviving corporation. If you properly demand and perfect your dissenter rights, you may receive more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.

Q. When and where is the special meeting?

A. The special meeting will take place at ________________, on ________, ___________, at _____ local time.

Q. Who is eligible to vote?

A. All shareholders of record on the close of business on May 5, 2009, the record date, will be eligible to vote.

Q. How do I vote my shares of Biotel common stock?

A. Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of Biotel’s common stock directly in your name as a registered shareholder or through a broker or other nominee because this will determine the procedure that you must follow in order to vote. If you are a registered holder of Company common stock (that is, if you hold your Company common stock in certificate form), you may vote in any of the following ways:

•	by mail: complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible; or

•	in person at the special meeting: complete and sign the enclosed proxy card and bring it to the special meeting.

If you are a non-registered holder of shares of Company common stock (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions to be provided to you by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q. What shareholder approvals are needed?

A. The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve the Merger Agreement and the Plan of Merger, and a majority of the shares present and entitled to vote at the special meeting is required to approve the proposal to allow our directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q. Am I entitled to dissenters’ rights?

A. Yes. Under Minnesota law, holders of our common stock who do not vote in favor of approving the Merger Agreement and the Plan of Merger will have the right to dissent and seek payment of the “fair value” of their shares if the Merger is completed, but only if the following steps are taken by such dissenting shareholders:

•

Before the special meeting of Biotel shareholders to be held on __________, the dissenting shareholder must deliver to the Secretary of Biotel a written notice of intent to demand fair value for his, her or its shares;

•	the dissenting shareholder must not vote to approve the Merger Agreement or the Plan of Merger;

•

the dissenting shareholder must not assert dissenters’ rights as to less than all of the shares registered in such holder’s name except where certain shares are beneficially owned by another person but registered in such holder’s name; and

•	the dissenting shareholder comply with the MBCA procedures applicable to such dissenters’ rights.

This amount could be more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.

Q. What is the recommendation of the Board of Directors as to the proposals described in this proxy statement?

A. The Board of Directors has considered all of the facts and circumstances important to recommending whether to vote in favor of or against the two proposals, including whether the approvals of the two proposals were in the best interests of the Company and its shareholders. After careful consideration, and after extensive discussion, the Board of Directors unanimously recommends that Biotel’s shareholders vote “FOR” the proposals set forth in this proxy statement.

Q. Did the Board of Directors receive a fairness opinion?

A. The Board of Directors received an opinion from Oak Ridge, that, as of April 1, 2009, merger consideration of $4.82 per share to be received by our shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the common stock shareholders of Biotel (other than CardioNet and its affiliates, if any). Please read “The Merger - Opinion of Oak Ridge” for information about the opinion of Oak Ridge and Appendix B for the complete opinion.

Q. What do I need to do now?

A. After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. You should return your proxy as soon as possible, but in any event so that it is received no later than ____ local time on _________, so that your shares may be represented at the special meeting. In order to ensure that your shares are voted, please submit your proxy as instructed even if you currently plan to attend the special meeting in person.

Q. What if I do not vote?

A. If you fail to respond, your shares will not count toward a quorum necessary to conduct the vote at the special meeting, and will not be counted as either a vote for or against any of the two proposals. However, since we need a majority of our outstanding shares of common stock to approve the Merger Agreement and the Plan of Merger, a failure to vote has the same effect as voting against the Merger Agreement and the Plan of Merger.

If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the two proposals.

Q. If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A. Yes, but only if you provide instructions to your broker on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the Merger Agreement and the Plan of Merger. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Q. Can I change my vote after I have delivered my proxy?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this by revoking your proxy or submitting a new proxy. If you choose either of these two methods and you are a shareholder of record, you must submit your notice of revocation or your new proxy to the Secretary of Biotel at 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121, before the special meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

If you are a shareholder of record, you can also attend the special meeting and vote in person, which will automatically revoke any previously submitted proxy.

Q. What is a quorum?

A. A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q. How are votes counted?

A. For the proposal relating to the approval of the Merger Agreement and the Plan of Merger, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for purposes of determining whether a quorum is present, but, because shareholders holding at least a majority of Company common stock outstanding on the record date must vote FOR the approval of the Merger Agreement and the Plan of Merger to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the proposal to approve of the Merger Agreement and the Plan of Merger.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only a majority of the votes actually cast is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions and broker non-votes will have no effect on such proposal.

Q. Who will bear the cost of this solicitation?

A. We will pay the cost of this solicitation, which will be primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending out proxy materials to the beneficial owners of the shares they hold of records.

Q. Should I send in my stock certificate now?

A. No. Shortly after the Merger is completed, each registered Biotel shareholder as of the effective date of the Merger (that is, shareholders who hold stock in their own names rather than that of their brokers) will receive a letter of transmittal with instructions informing them how to send in their stock certificates to the paying agent in order to receive the merger consideration. Such shareholders should use the letter of transmittal to exchange stock certificates for the merger consideration to which they are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY. If you hold your shares in “street name,” you will receive instructions from your broker informing you how to receive the merger consideration.

Q. What should I do if I receive more than one set of voting materials for the special meeting?

A. You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards and voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q. Who can help answer my questions?

A. If you have any questions about the transactions contemplated by the Merger Agreement or any of the proposals, or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact:

Biotel Inc.
Attn: B. Steven Springrose, Chief Executive Officer
1285 Corporate Center Drive, Suite 150
Eagan, Minnesota 55121 Tel: (651) 286-8620

Cautionary Statement Concerning Forward Looking Information

          This proxy statement contains or incorporates by reference a number of “forward-looking statements” within the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, with respect to our financial condition, results of operations and business, and the expected impact of the Merger on our financial performance. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements and are not guarantees of future performance. Many of the important factors that will determine these results and values are beyond our ability to control or predict. Our shareholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

The Parties to the Merger

Biotel Inc.
1285 Corporate Center Drive, Suite 150

Eagan, Minnesota 55121
(651) 286-8620

We are a Minnesota corporation and through our subsidiaries, engage in the development, manufacture, testing, and marketing of medical devices and related software products. We offer digital cardiac event recorder products and wireless event recorder products, which record heart functions over a month or longer time period to record infrequent events, such as arrhythmia. We also offer Holter recorders and provide electrocardiogram data and management services used to evaluate cardiac conditions in conjunction with clinical trials on new medical devices and pharmaceuticals. Additional information about us is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page ___.

CardioNet, Inc.
227 Washington Street
Conshohocken, Pennsylvania 19428

CardioNet, Inc. is a Delaware corporation and is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient Telemetry(TM), or MCOT™.

Garden Merger Sub, Inc.
227 Washington Street
Conshohocken, Pennsylvania 19428

Garden Merger Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of CardioNet, was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into us. Biotel will survive the Merger and Merger Sub will cease to exist.

The Special Meeting

Date, Time, Place and Purpose of the Special Meeting

          This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors for use at a Special Meeting of Shareholders to be held at _________________ on _______, _______________ at _____ local time. The purpose of the special meeting is for you to consider and vote upon the following proposals:

1.	To consider and vote on a proposal to approve the Merger Agreement and the Plan of Merger.

2.

To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Plan of Merger.

          A copy of the Merger Agreement and the Plan of Merger are attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about ___________.

Recommendation of the Board of Directors

          As discussed elsewhere in this proxy statement, Biotel’s shareholders are considering and voting on a proposal to approve the Merger Agreement and the Plan of Merger. For the reasons described in this proxy statement, the Board of Directors has unanimously approved the Merger Agreement, the Plan of Merger, the Merger and the various transactions contemplated in the Merger Agreement and unanimously recommends that you vote “FOR” the approval of the Merger Agreement and the Plan of Merger, and “FOR” the proposal allowing us to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

          The holders of record of our common stock as of the close of business on the record date, which is May 5, 2009, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were __________ shares of our common stock outstanding.

          The holders of a majority of our shares of common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us are not considered to be outstanding for purposes of determining a quorum. In accordance with Minnesota law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under applicable rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposals described in this proxy statement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of these proposals. All votes will be tabulated by the inspectors of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Required Vote

          Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of our shares of common stock. The proposal to permit the Board of Directors to adjourn the special meeting requires the affirmative vote of the holders of a majority of our shares of common stock voting in person or by proxy at the special meeting. Record holders may vote their shares of our common stock:

• by completing and returning the enclosed proxy card by mail; or

• by appearing and voting in person by ballot at the special meeting.

          Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.

          If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

          As disclosed above, our named executive officers, directors, and certain of our principal shareholders are parties to a voting agreement with CardioNet, a copy of which is attached to this proxy statement as Appendix C. As of the date of this proxy statement, our named executive officers, directors and certain of our principal shareholders who are parties to the voting agreements provided in Appendix C own and have the power to vote, in the aggregate, 1,077,660 outstanding shares of Biotel’s common stock, representing approximately 38.99% of our issued and outstanding common stock. Pursuant to these voting agreements, these shareholders agreed, among other things, to vote their shares of common stock in favor of the Merger Agreement, the Plan of Merger and the Merger and against any proposal in opposition to the Merger.

Dissenters’ Rights

          Under Minnesota law, holders of our common stock who do not vote in favor of approving the Merger Agreement and the Plan of Merger will have the right to dissent and receive the fair value of their shares as determined in accordance with the MBCA if the Merger is completed, but only if they submit a notice of dissent prior to the vote on the approval of the Merger Agreement and the Plan of Merger, if they continuously hold their Biotel common stock from the date they dissent through the effective date of the Merger, and if they comply with MBCA procedures applicable to such appraisal rights. This amount could be more, the same or less than the value that our shareholders are entitled to receive under the terms of the Merger Agreement. See section entitled “Dissenters’ Rights of Appraisal” beginning on page ___.

Proxies; Revocation

          If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the approval of the Merger Agreement and the Plan of Merger and “FOR” the proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals before the special meeting.

          You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Biotel at 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of Biotel at 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121; or

•	by attending the special meeting and voting in person by ballot.

          Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of our common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

          You should vote your proxy even if you plan to attend the Biotel’s special meeting. Unless you hold your shares in street name, you can always change your vote at the Biotel’s special meeting.

Adjournments

          Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting. At the adjourned meeting, the Company may transact any business that might have been transacted at the original special meeting. If the adjournment is to be a date after July 4, 2009, a new record date will need to be fixed for the adjourned meeting and a notice of the adjourned meeting will be given to each registered shareholder entitled to vote at the adjourned special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitations of Proxies

          This solicitation is made by Biotel, and Biotel will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Biotel will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Other Business

          Biotel does not expect that any matters other than the proposals presented in this proxy statement will be brought before the special meeting. Under the MBCA, the business transacted at a special meeting is limited to the purposes stated in the notice of the meeting. If other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

The Merger

          The following is a description of the material aspects of the proposed Merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents referred to and incorporated by reference herein for a more complete understanding of the Merger and the related transactions.

Background of the Merger

          As part of the ongoing evaluation of Biotel’s business and strategic direction, over the years the Board of Directors, the Board of Directors’ Strategic and Long Range Planning Committee, and our management have evaluated, from time to time, the Company’s strategic alternatives and prospects. These evaluations were generally conducted during Board of Directors meetings and the annual meeting of the Strategic and Long Range Planning Committee, at which the Board of Directors and members of the Strategic and Long Range Planning Committee, respectively, would exchange views as to industry and economic trends and strategic opportunities available to Biotel. At these meetings, our management would comment on its vision, strategic opportunities and discussions with third parties regarding possible strategic transactions.

          Beginning in 2003, we concentrated our business efforts on investments in research and development to expand our product offerings in order to improve revenues and profitability. These efforts resulted in revenue growth of approximately 6% per year during the 2003-2009 fiscal years with increasing profitability. Nonetheless, the public market for our common stock remained illiquid and did not provide meaningful liquidity for our shareholders, particularly our larger shareholders. As a result, our management and the Board of Directors considered various possibilities for increasing shareholder value through one or more strategic transactions, including (i) taking Biotel private; (ii) engaging in a roll-up or combination with other original equipment manufacturers (“OEMs”) to form a substantially larger company; (iii) combining with other OEM medical device companies and component manufacturers – a “horizontal” combination of OEM medical device companies; (iv) and combining with one of our customers in the developing industry of electrocardiogram (“ECG”) arrhythmia monitoring services - a “vertical” combination with a medical device marketing and distribution company. Over the past several years we have held discussions with a number of third parties regarding possible strategic transactions, none of which progressed beyond the preliminary stage other than the following:

          Arrhythmia Research Technology Inc. (“AR”). Early in calendar 2007, we were contacted by representatives of AR regarding a possible acquisition of Biotel by AR. Following the execution of a non-disclosure agreement and a preliminary review of information provided by Biotel, AR presented a proposal for the acquisition of Biotel for approximately $10.6 million, payable in cash and shares of AR’s common stock. On April 11, 2007, Biotel issued a press release describing the proposal and, on April 20, 2007, issued a second press release announcing that it had declined the proposal. In November 2007, representatives of AR and Biotel again met to discuss the acquisition of Biotel. On January 9, 2008, the parties entered into a second non-disclosure agreement, but subsequent discussions were not successful and discussions were terminated in May 2008.

          Company A. During the summer of 2008, Company A, an OEM medical device company with an interest in expanding its range of proprietary medical devices, approached Biotel to discuss the possibility of acquiring Biotel. Biotel and Company A entered into a non-disclosure agreement in July 2008 and, following limited due diligence by each of Company A and Biotel, entered into a standstill and exclusivity agreement in November 2008, pursuant to which Biotel agreed that, prior to January 16, 2009, it would not enter into discussions with any other company except for certain parties with whom Biotel had already met to conduct due diligence in connection with a potential acquisition. Company A did not make a formal offer to acquire Biotel. Based on the discussions with Company A, Biotel believes any offer would have been for less than $14 million and would have been payable in cash and shares of Company A’s common stock. Biotel discontinued discussions with Company A when it decided to enter into an exclusivity agreement with CardioNet.

          Company B. In October, 2008, certain officers of Biotel visited Company B, an ECG product marketing and distribution company, to discuss with the President of Company B a possible business combination with Biotel. The exclusivity and standstill agreement with Company A had an exception that enabled Biotel to continue discussions with Company B during the exclusivity period with Company A. These discussions continued into January 2009. Company B did not make a formal offer to acquire Biotel. Based on the discussions with Company B, Biotel believes any offer would have been for less than $14 million and would have been subject to Company B obtaining financing. Biotel discontinued discussions with Company B when it decided to enter into an exclusivity agreement with CardioNet.

          CardioNet. Biotel’s President, Steve Springrose, approached CardioNet’s President, Arie Cohen, in June 2008 to provide a strategic assessment of a potential relationship between the two companies as well as to discuss Biotel’s ECG products, services business and other technologies and services. Mr. Cohen indicated he was interested in learning more about Biotel and invited Mr. Springrose to CardioNet’s headquarters to continue discussions. Mr. Springrose visited CardioNet on July 17, 2008 and met with Mr. Cohen to discuss the possibility of CardioNet acquiring Biotel. Mr. Cohen indicted he was interested in continuing their conversations and that he would contact Mr. Springrose at the end of the summer. Mr. Cohen called Mr. Springrose in early September 2008 and scheduled a meeting at Biotel’s headquarters on September 15, 2008. At their meeting on the 15th, Mr. Cohen and Mr. Springrose discussed a number of potential transactions involving the two companies.

          On January 9, 2009, Mr. Cohen contacted Mr. Springrose regarding CardioNet’s interest in continuing their earlier conversation and expressed CardioNet’s ongoing interest in Biotel. Mr. Cohen was informed that Biotel was unable to speak to him at that time as a result of a standstill and exclusivity agreement with another company that expired on January 16, 2009.

          On January 16, 2009, Mr. Cohen and Mr. Springrose had a telephone conversation in which they discussed the possible acquisition of Biotel by CardioNet. The parties entered into a non-disclosure agreement on January 20, 2009 and Biotel began providing to CardioNet copies of certain documents regarding Biotel’s business and core technologies. Mr. Springrose and Mr. Cohen had another telephone conversation on January 23, 2009, where Mr. Cohen reaffirmed

CardioNet’s interest in continuing the limited due diligence and considering the acquisition of Biotel.

          On January 26, 2009, Mr. Springrose was informed that Randy Thurman had replaced Mr. Cohen and was serving as CardioNet’s Interim President and CEO and continuing to serve as Chairman of the Board of Directors of CardioNet (the “CardioNet Board”). Mr. Thurman became CardioNet’s President and CEO on February 25, 2009.

          In a telephone conference on February 3, 2009, Mr. Springrose provided key members of CardioNet’s management team with an overview of Biotel and its subsidiaries, ECG products, technologies, and Agility service organization. Following the teleconference, Biotel provided CardioNet limited additional due diligence information regarding the Company.

          On February 12, 2009, Mr. Thurman and key members of CardioNet’s management reviewed the potential transaction and decided to undertake comprehensive due diligence of Biotel if Biotel would enter into an exclusivity agreement. Mr. Thurman, in an email to the CardioNet Board, informed the CardioNet Board that CardioNet was exploring a potential acquisition of Biotel.

          Mr. Springrose visited CardioNet’s headquarters on February 16, 2009 and met with Mr. Thurman. They reviewed the prospects for their respective companies and their mutual interests. Mr. Thurman suggested CardioNet would support a valuation for Biotel in the range of $14 million, payable in cash. Mr. Springrose and Mr. Thurman agreed that this valuation would provide a basis for continuing due diligence and continuing negotiations on a merger agreement between the companies, with the goal of completing negotiations on a definitive agreement by March 31, 2009. Mr. Springrose then toured the CardioNet facilities and met CardioNet executives from operations, sales and marketing, clinical operations, finance, and reimbursement policy.

          CardioNet and Biotel entered into an exclusivity agreement on February 19, 2009, pursuant to which Biotel agreed that until April 1, 2009, it would negotiate exclusively with CardioNet regarding the acquisition of Biotel.

          On March 19, 2009, after substantial due diligence was completed on Biotel by CardioNet, Mr. Thurman and members of CardioNet’s management team met and agreed to finalize due diligence and continue towards a definitive merger agreement.

          On March 21, 2009, the Company engaged Oak Ridge to render an opinion to the Board of Directors as to the fairness, from a financial point of view, to the holders of Biotel’s common stock of the consideration to be received by them in the Merger.

          On March 27, 2009, the CardioNet Board held a special meeting and approved the Merger and authorized CardioNet’s management to negotiate and finalize a definitive merger agreement with Biotel. Following the CardioNet Board’s special meeting, the exclusivity period between CardioNet and Biotel was extended through April 2, 2009.

          The Company’s Board of Directors held a special meeting on April 1, 2009. At the special meeting, representatives of Oak Ridge rendered to the Board of Directors Oak Ridge’s oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the matters described in the opinion, as of the date of the opinion, the consideration to be received by Biotel’s stockholders in the Merger was fair, from a financial point of view, to Biotel’s stockholders (other than CardioNet and its affiliates, if any). The full text of the written opinion of Oak Ridge, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Oak Ridge in rendering its opinion, is attached as Appendix B to this proxy statement and incorporated herein by reference. After these discussions, the Board of Directors voted unanimously to approve the Merger Agreement, the Plan of Merger and the Merger.

          The agreement was signed by Biotel and CardioNet on the morning of April 2, 2009 and a press release announcing the Merger Agreement and the Merger was issued before the opening of the U.S. stock markets on April 2, 2009.

Reasons for the Merger

          The Board of Directors reviewed and discussed various proposals with our management and its financial and legal advisors in determining that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, our Company and our shareholders. In reaching its conclusion to approve and adopt the Merger Agreement and to seek the approval of the shareholders of the proposals described in this proxy statement, the Board of Directors considered a number of factors, including the following positive factors that supported the Board of Directors’ decision to approve and adopt the Merger Agreement:

•

the value of the consideration to be received by the Company’s shareholders in the Merger, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to the shareholders;

•

the Board of Directors’ belief that the Merger is more favorable to the Company’s shareholders than any other alternative reasonably available, including the alternative of remaining a stand-alone, independent company and as the risks and uncertainties associated therewith;

•

the financial presentation by Oak Ridge (including the assumptions and methodologies underlying the analyses in connection therewith) and the fairness opinion of Oak Ridge, dated April 1, 2009, stating that the merger consideration of $4.82 in cash per share to be received in the Merger is fair to the Company’s shareholders (other than CardioNet and its affiliates, if any) from a financial point of view;

•

the $4.82 per share to be paid as the consideration in the Merger Agreement represents a premium of approximately 170% to the closing price on April 1, 2009, the last trading day prior to our announcement of the Merger Agreement and the Merger on April 2, 2009;

•	the current market conditions, and historical market prices, volatility and trading volume with respect to our common stock;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, along with current industry, economic and market conditions, including our prospects if we were to remain an independent company with limited scale and resources;

•	the increased regulation and costs associated with being a public company, including the burdens imposed by the Sarbanes-Oxley Act of 2002 and the Securities Exchange Act;

•	the terms of the Merger Agreement, including the fact that such terms were the product of arms’-length negotiations between the parties, and including, without limitation:

o

the limited number and nature of the conditions to CardioNet’s and Merger Sub’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions (including, in particular, the absence of any financing condition);

o

the provisions of the Merger Agreement that allow the Board of Directors, under certain limited circumstances, to change its recommendation that our shareholders vote in favor of approval of the Merger Agreement and the Plan of Merger;

o

the provisions of the Merger Agreement that provide the Board of Directors the ability to terminate the Merger Agreement in order to accept a Superior Proposal (subject to certain conditions contained in the Merger Agreement, including the payment of a $1,000,000 termination fee and the requirement to reimburse upon demand to CardioNet an amount not to exceed $400,000 for costs and expenses);

	o	the fact that the completion of the Merger requires the approval and adoption of the holders of a majority of our common stock outstanding on the record date; and

o

the availability of appraisal rights to the Company’s shareholders who comply with all of the required procedures under the MBCA, which allows such holders to seek appraisal of the fair value of their shares.

          The Board of Directors also considered potential risks relating to the transactions contemplated by the Merger Agreement or the failure by us to consummate such transactions, including the following:

•

the risk that the Merger might not be completed in a timely manner or at all, and the risks and costs to the Company if the Merger does not close, including the potential detrimental effect on customer, supplier and other business relationships;

•	the fact that upon completion of the Merger our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of the Company;

•

the restrictions on the conduct of our business prior to the completion of the Merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•

the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that, under certain circumstances, the Company pay to CardioNet a $1,000,000 termination fee and the requirement, under certain circumstances, to reimburse upon demand an amount not to exceed $400,000 for CardioNet’s costs and expenses;

•	the risk of diverting the Company’s management focus and resources from other strategic opportunities and from operational matters while working to consummate the Merger; and

•

the possibility of customer, supplier, management and employee disruption associated with the Merger, including the likely loss of significant future business opportunities as a result of the announcement of the signing of the Merger Agreement.

          The discussion of the information and factors list above and considered by the Board of Directors is not exhaustive, but includes all material factors considered by the Board of Directors. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the transactions contemplated by the Merger Agreement and the complexity of these matters, the Board of Directors did not consider it practical to, nor did it attempt to, quantify or rank specific factors that it considered in reaching its decision. The Board evaluated the factors described above, among others, and asked questions of our management and our legal and financial advisors, and reached the unanimous decision that the transactions contemplated by the Merger Agreement were in the best interests of our Company and our shareholders. In considering the factors described above, individual members of our Board of Directors may have given different weights to different factors. The Board of Directors considered these factors and, when taken as a whole, considered them to be favorable to, and to support, its determination. The explanations of the Board of Directors’ reasoning presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Concerning Forward Looking Information.”

Recommendation of the Board of Directors

After careful consideration, the Board of Directors has unanimously:

•	approved and adopted the Merger Agreement and the Plan of Merger;

•

determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its shareholders; and

•

recommended that Biotel’s shareholders vote “FOR” the approval of the Merger Agreement and the Plan of Merger and the proposal to allow the Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Plan of Merger.

          In considering the recommendation of the Board of Directors with respect to the approval of the Merger Agreement and the Plan of Merger, you should be aware that certain directors and executive officers of Biotel’s have interests in the Merger that are different from, or are in addition to, the interests of shareholders generally. See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page ___.

Opinion of Oak Ridge

          The Company retained Oak Ridge to render to the Board of Directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in the Merger.

          Oak Ridge delivered to the Board of Directors on April 1, 2009 its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be paid for shares of our common stock in the Merger was fair, from a financial point of view, to those shareholders (other than CardioNet and its affiliates, if any). A copy of Oak Ridge’s written opinion is attached to this document as Appendix B and is incorporated into this proxy statement by reference.

          While Oak Ridge rendered its opinion and provided certain analyses to the Board of Directors, Oak Ridge was not requested to, and did not make, any recommendation to the Board of Directors as to the specific form or amount of the consideration to be received by the Company’s shareholders in the Merger, which was determined through negotiations between the Company and CardioNet. Oak Ridge’s written opinion, which was directed to the Board of Directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by the Company’s shareholders in the Merger, does not address the Company’s underlying business decision to proceed with, or effect, the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage and does not constitute a recommendation to any shareholder of the Company as to how to vote in the Merger. Furthermore, Oak Ridge expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of the Company’s common stock in the Merger or with respect to the fairness of any such compensation.

          Oak Ridge was not requested to, and did not, (i) participate in negotiations with respect to the Merger Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (iii) advise the Board of Directors or any other party with respect to alternatives to the Merger. In addition, Oak Ridge was not requested to and did not provide advice regarding the structure, the merger consideration, any other aspect of the Merger, or to provide services other than the delivery of its opinion.

          In arriving at its opinion, Oak Ridge’s review included:

•	a draft of the Merger Agreement dated March 25, 2009;

•	certain financial and other data with respect to the Company that was publicly available or made available to Oak Ridge from the internal records of the Company;

•	certain internal financial projections for the Company on a stand-alone basis prepared for financial planning purposes and furnished to Oak Ridge by the management of the Company;

•	certain reported prices and trading activity of the Company’s common stock and similar information for certain other companies deemed by Oak Ridge to be comparable to the Company;

•	a comparison of the financial performance of the Company with that of certain other publicly traded companies deemed by Oak Ridge to be comparable to the Company; and

•	the financial terms, to the extent publicly available, of certain comparable merger transactions.

          In addition, Oak Ridge performed a discounted cash flow analysis for the Company on a stand-alone basis. Oak Ridge conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Oak Ridge deemed necessary and appropriate in arriving at its opinion. Oak Ridge also visited our headquarters and held discussions with our senior management and members of the Board of Directors. Oak Ridge also considered the business and prospects of the Company on a stand-alone basis.

          The following is a summary of the material analyses and other information that Oak Ridge prepared and relied on in delivering its opinion to the Board of Directors. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Oak Ridge, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

          Consideration

          Giving effect to the $4.82 per share cash consideration and the outstanding shares of the Company’s common stock and outstanding options convertible into shares of the Company’s common stock, Oak Ridge calculated the aggregate implied equity value of the Company in the Merger to be approximately $14.0 million and the aggregate implied enterprise value (equity value plus debt less cash) of the Company to be approximately $13.1 million.

          Market Analysis

          Oak Ridge reviewed general background information concerning the Company, including the daily stock price and volume of the Company’s common stock over the past year and the trading history of the Company’s common stock at the dates or for the periods indicated below:

Closing price on March 31, 2009	$1.78
90-day trading average	$2.01
60-day trading average	$1.87
30-trading day average	$1.79
52 week high close	$3.35
52 week low close	$1.52
Price five days prior	$1.92
Price thirty days prior	$1.85

          Comparable Company Analysis

          Oak Ridge reviewed and compared selected actual and estimated publicly available financial, operating and stock market information of the Company with the following eight publicly traded companies in the diagnostic monitoring industry that Oak Ridge deemed comparable to the Company:

•	Arrhythmia Research Technology Inc.

•	Cardiac Science Corporation

•	CardioDynamics International Corp.

•	CAS Medical Systems Inc.

•	eResearchTechnology Inc.

•	Escalon Medical Corp.

•	OSI Systems, Inc.

•	Somanetics Corp.

          Oak Ridge compared valuation multiples for the Company derived from the aggregate enterprise and equity values based on the merger consideration of $4.82 per share and historical revenue, earnings and book value data for the Company to valuation multiples for the selected comparable companies derived from their market valuation and historical revenue, earnings and book value data.

          This analysis produced valuation multiples as follows:

	Biotel Merger(1)	Comparable Companies
		Min.	Mean	Median	Max.
Enterprise value to last twelve month revenues	1.1x (2)	0.2x	0.8x	0.5x	2.8x
Enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”)	7.5x (2)	1.7x	5.2x	5.1x	9.0x
Price to book value	2.9x (3)	0.4x	1.6x	1.6x	2.8x

(1) Based on the merger consideration of $4.82 per share.

(2) Based on twelve month results through December 31, 2008.

(3) Based on the Company’s December 31, 2008 tangible book value per share of $1.67.

          Comparable Transaction Analysis

          Oak Ridge reviewed transactions involving target companies that it deemed comparable to the Company. Oak Ridge selected these transactions by searching databases, filings made with the Securities and Exchange Commission (“SEC filings”), public company disclosures, press releases, industry and press reports and other sources and by applying the following criteria:

•	transactions involving target companies that made products similar to the Company and which were less than $50 million in transaction value.

•	transactions that were announced or completed subsequent to 2000.

•	transactions in which the acquiring company purchased a controlling interest in the target.

          The target companies in this group included:

•	Burbick, Inc.

•	Cardio Control N.V.

•	Excel Tech Ltd.

•	Hypoguard USA, Inc.

•	Oxford Instruments Medical, Inc.

•	Sonomed, Inc.

•	Statcorp, Inc.

          Oak Ridge compared valuation multiples for the Company derived from the aggregate implied enterprise value based on the merger consideration and historical data for the Company to valuation multiples for the selected comparable transactions derived from the aggregate enterprise value implied in the comparable transaction and historical data for the acquired companies.

	Biotel Merger(1)	Comparable Transactions
		Min.	Mean	Median	Max.
Enterprise value to last twelve month revenue	1.1x (2)	0.5x	1.0x	0.9x	1.6x
Enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”)	7.5x (2)	2.2x	6.4x	7.9x	9.2x
Price to book value	2.9x (3)	0.9x	2.5x	2.7x	3.2x

(1) Based on the merger consideration of $4.82 per share.

(2) Based on twelve month results through December 31, 2008.

(3) Based on the Company’s December 31, 2008 tangible book value per share of $1.67.

          Premiums Paid Analysis

          Oak Ridge reviewed publicly available information for selected completed transactions to determine the premiums payable in the transactions over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources and by applying the following criteria:

•	transactions involving a change in control.

•	transactions in which the target company was less than $50 million in market capitalization.

•	transactions announced during the past six months.

          Oak Ridge performed its analysis on the five transactions that satisfied the criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to the holders of the Company’s common stock based on the equity value payable in the Merger. The premium calculations for the Company’s common stock are based upon an assumed announcement date of April 1, 2009.

	Biotel	Min	Mean	Max

Five days before announcement (1)	151.0%	(3.7%)	20.3%	35.7%
Thirty days before announcement (2)	160.5%	13.3%	35.5%	113.3%

(1) Company premium based on the Company’s closing stock price of $1.92 on 3/24/09.

(2) Company premium based on the Company’s closing stock price of $1.85 on 2/27/09.

Discounted Cash Flow Analysis

          Oak Ridge performed a discounted cash flows analysis for the Company in which it calculated the present value of the projected future cash flows of the Company using internal financial planning data prepared by the Company’s management. Oak Ridge estimated a range of theoretical values for the Company based on the net present value of the Company’s projected annual cash flows and a terminal value for the Company at December 31, 2013. Given the Company’s financial history, Oak Ridge applied a range of discount rates of 22% to 32%. A range of terminal value multiples of 6.0x to 8.0x forecasted fiscal 2013 EBITDA was used. This analysis resulted in implied per share values of the Company ranging from a low of $2.14 to a high of $3.20.

          In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the Board of Directors, Oak Ridge did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Oak Ridge believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

          The analyses of Oak Ridge are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors that could affect the public trading or comparable transaction value of the companies.

          For purposes of its opinion, Oak Ridge relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by the Company, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Oak Ridge relied upon the assurances of the management of the Company that the information provided to it by the Company was prepared on a reasonable basis in accordance with industry practice and with regard to financial planning data, estimates and other business outlook information, reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to Oak Ridge incomplete or misleading. Oak Ridge expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based.

          For the purpose of its opinion, Oak Ridge assumed that the Company is not a party to any material pending transactions, including any external financing, recapitalization, acquisition or merger, other than the Merger. Oak Ridge also assumed the Merger will be consummated pursuant to the terms of the Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at its opinion, Oak Ridge assumed that all necessary regulatory approvals and required consents for the Merger will be obtained in a manner that will not adversely affect the Company, alter the terms of the Merger, or change the merger consideration.

          In arriving at its opinion, Oak Ridge did not perform any appraisals or valuations of any specific assets or liabilities (contingent or otherwise) of the Company and was not furnished with any such appraisals or valuations, nor did Oak Ridge evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Oak Ridge in connection with the opinion were going concern analyses. Accordingly, Oak Ridge expressed no opinion as to the liquidation value of any entity. Without limiting the generality of the foregoing, Oak Ridge undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, Oak Ridge’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

          Oak Ridge’s opinion addressed only the proposed consideration set forth in the Merger Agreement and no other term or agreement relating to the Merger. Oak Ridge’s opinion did not address the availability of cash or financing to CardioNet necessary to consummate the Merger. The opinion was based on information available to Oak Ridge and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Oak Ridge expressed no opinion as to the value at which shares of the Company’s common stock have traded or may trade following announcement of the Merger or at any future time after the date of the opinion. Oak Ridge has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

          Oak Ridge, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. Biotel selected Oak Ridge to render a fairness opinion in connection with the Merger based on its qualifications and expertise in providing financial advice, including business valuation services, to acquirors, target companies and their respective boards of directors in mergers and acquisitions. During the two years preceding the date of its opinion, Oak Ridge was not engaged by, did not perform any services for, and did not receive any compensation from, the Company or any other parties to the Merger. Oak Ridge and its affiliates may, in the ordinary course of their business, actively trade securities of the Company and CardioNet for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

          Oak Ridge received a customary fee from the Company for providing the fairness opinion. The opinion fee is not contingent upon the consummation of the Merger. Whether or not the Merger is consummated, the Company has agreed to pay the reasonable out-of-pocket expenses of Oak Ridge and to indemnify Oak Ridge against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Oak Ridge by the Board of Directors.

Effects on the Company if the Merger is not Completed

          In the event the Merger Agreement and the Plan of Merger are not approved by the Company’s shareholders or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the Merger. Instead, the Company will remain an independent public company and its common stock will continue to be traded on the Over the Counter Bulletin Board. If the Merger Agreement is not consummated for any reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the Merger is not completed, we expect that our management will continue to operate the business, but there is no assurance that the Company’s business, prospects or results of operations will remain at the current levels or that shareholders will continue to be subject to the same risks and opportunities similar to those to which they are currently subject. In addition, Biotel believes the announcement of the expected purchase of the Company by CardioNet, as well as actions we have taken in accordance with the terms of the Merger Agreement, may have diminished Biotel’s business prospects with companies other than CardioNet, whether the Merger is or is not consummated. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, the Board of Directors will evaluate and review the business operations, properties, and capitalization of the Company, among other things, make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize shareholder value. If the Merger Agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $1,000,000 and to reimburse upon demand to CardioNet an amount not to exceed $400,000 for costs and expenses. See the section entitled “The Merger Agreement Expenses and Termination Fee” on page __.

Interests of the Company’s Directors and Executive Officers in the Merger

          In considering the recommendation of the Board of Directors with respect to the Merger, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger and approving and adopting the Merger Agreement and the Plan of Merger.

Treatment of Stock Options

          The Company has agreed that, as soon as practicable following the date of the Merger Agreement, the Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as may be required to (i) accelerate the vesting of each unvested option to purchase Biotel’s common stock so that all such options shall be fully vested as of the effective date of the Merger; (ii) effective as of the effective date of the Merger, cancel and convert each option (whether vested or not) outstanding immediately prior to the effective date of the Merger with an exercise price per share that is less than $4.82 into the right to receive, without interest, a cash amount equal to the product of (A) the excess, if any, of (x) $4.82, over (y) the exercise price per share of such option, multiplied by (B) the total number of shares of Biotel’s common stock subject to such option; and (iii) effective as of the effective date of the Merger, terminate each option outstanding with an exercise price per share that is equal to or greater than $4.82 without any consideration therefor.

Employment Agreements

          The following executive officers have entered into employment agreements with us that provide certain severance payments and benefits in the event of his or her termination of employment under certain circumstances, including the Merger.

•          B. Steven Springrose, our President and CEO, and we are parties to an employment agreement dated July 1, 2008, as amended, that provides that in the event Mr. Springrose is terminated or Mr. Springrose terminates his employment for good reason during the pendency of or following certain transactions, including the Merger, through July 1, 2011, Mr. Springrose will be entitled to his then-current monthly base compensation times eighteen (18), plus the sum of his bonus amounts earned over the past twenty-four (24) months times 0.75, in addition to all hospital, surgical, dental and medical benefits to which he would be entitled if he remained in the employ of the Company until eighteen (18) months from the date of termination.

•          Judy Naus, our CFO, and we are parties to an employment agreement dated effective November 19, 2008, as amended, that provides that in the event Ms. Naus is terminated or Ms. Naus terminates her employment for good reason during the pendency of or following certain transactions, including the Merger, through November 19, 2011, Ms. Naus will be entitled to her then-current monthly base compensation times twelve (12), plus the sum of his bonus amounts earned over the past twenty-four (24) months times 0.5.

•          Harold Strandquist, our Executive Vice President of Sales, Marketing and Business Development, and we are parties to an employment agreement dated August 1, 2008, as amended, that provides that in the event Mr. Strandquist is terminated or Mr. Strandquist terminates his employment for good reason during the pendency of or following certain transactions, including the Merger, through August 1, 2011, Mr. Strandquist will be entitled to his then-current monthly base compensation times six (6), plus the sum of his bonus amounts earned over the past twenty-four (24) months times 0.25.

Voting Agreements

          Simultaneous with the execution of the Merger Agreement, our executive officers, directors and certain shareholders executed a shareholder voting agreement (collectively, the “Voting Agreements”), under which each shareholder agreed not to transfer his or her shares of our common stock except as contemplated under the Merger Agreement and agreed to vote all of the shares of our common stock for which they hold voting power at any Biotel shareholder meeting or by any other consensual action

•	in favor of the approval of the Merger Agreement and in favor of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof; and

•	against any action that would delay, prevent or frustrate the Merger.

          A form of the Voting Agreement is attached hereto as Appendix C and is incorporated herein by reference.

          As of the date of this proxy statement, our named executive officers, directors and certain of our principal shareholders who are parties to the Voting Agreements own and have the power to vote, in the aggregate, 1,077,660 outstanding shares of Biotel’s common stock, representing approximately 38.99% of our issued and outstanding common stock.

Material United States Federal Income Tax Consequences

          The following is a general discussion of the material United States federal income tax consequences of the Merger to holders of our common stock. We base this discussion on the provisions of the Internal Revenue Code of 1986 as amended (the “Code”), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, in each case as in effect of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

          All shareholders are urged to consult their own tax advisors to determine their particular tax consequences, including the application and effect of any state, local, gift, or foreign income and other tax laws, of the receipt of cash upon the conversion of our common stock pursuant to the Merger.

          For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for United States federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

          A “non - U.S. holder” is a person (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

          This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income tax law that may be relevant to a holder in light of the holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the United States federal income tax laws, including but not limited to, for example, insurance companies, dealers in securities or foreign currencies, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the United States dollar, tax-exempt organizations, personal holding companies, regulated investment companies, real estate investment trusts, banks, financial institutions, thrifts, mutual funds, entities treated as partnerships for United States federal income tax purposes and other pass-through entities for United States federal income tax purposes, controlled foreign corporations, common trusts, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid United States federal income tax, corporations subject to anti-inversion rules, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated instrument, holders of options or other derivative securities or shareholders who acquired our shares of common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any tax considerations under state, local, gift tax or foreign laws or United States federal laws other than those pertaining to the United States federal income tax that may apply to holders.

          If a holder of our common stock is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Holders who are a partner of a partnership holding our common stock are urged to consult with their own tax advisors.

U.S. Holders

          The receipt of cash in the Merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received upon conversion of such common stock pursuant to the Merger; and

•	the U.S. holder’s adjusted tax basis in such common stock.

If a U.S holder acquired different blocks of our common stock at different times or different prices, such holder must determine the tax basis and holding period separately with respect to each block of stock.

          If a holder’s holding period for the common stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss generally will be long-term capital gain or loss. If a holder’s holding period for the common stock surrendered in the Merger is one year or less as of the date of the Merger, the gain or loss generally will be short-term capital gain or loss. For individual shareholders, long-term capital gain generally is taxed at a maximum rate of 15% and short-term capital gain generally is taxed at the same rate as for ordinary income. The deductibility of a capital loss recognized on the Merger will be subject to limitations under the Code. Generally, for corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years, although special rules exist for some types of corporations.

          While the holders of our common stock who exercise dissenters’ rights generally will be taxed upon the receipt of the cash in the same manner as the receipt of cash in the Merger, they are urged to consult with their own tax advisors.

          Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct tax identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under applicable withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non - U.S. Holders

          Any gain realized on the receipt of cash in the Merger by a non - U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non - U.S. holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of the non - U.S. holder);

•	the non - U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five years preceding the Merger.

          An individual non - U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger in the same manner as if he were a United States holder under the Code. If a non - U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non - U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or lower income tax treaty rate) on the gain derived from the Merger, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

          We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

          Cash received by non - U.S. holders in the Merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax at a rate of 28% may apply to cash received by a non - U.S. holder in the Merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non - U.S. holder’s United States federal income tax liability, if any, provided that such non - U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

          U.S. holders and non - U.S. holders are urged to consult their own tax advisors to determine their particular tax consequences, including the application and effect of any state, local, gift, or foreign income and other tax laws, of the receipt of cash upon the conversion of our common stock pursuant to the Merger.

Regulatory Approvals

          Except for the filing of an articles of merger in Minnesota at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Delisting and Deregistration of Biotel’s Common Stock After the Merger

          When the Merger is completed, Biotel’s common stock will no longer be publicly traded on the Over the Counter Bulletin Board and will be deregistered under the Securities Exchange Act.

Dissenters’ Rights

          Under Minnesota law, holders of our common stock who do not vote in favor of approving the Merger Agreement and the Plan of Merger will have the right to dissent and obtain the fair value of their shares as determined under the MBCA if the Merger is completed, but only if they submit a notice of dissent prior to the vote on the approval of the Merger Agreement and the Plan of Merger, if they continuously hold their Company common stock from the date they file a notice of dissent through the effective date of the Merger, and if they comply with the MBCA procedures applicable to such appraisal. This amount could be more, the same or less than the value that our shareholders are entitled to receive under the terms of the Merger Agreement. See “Dissenters’ Rights of Appraisal” beginning on page __.

Agreements Related to the Merger

I. The Merger Agreement

          The following is a summary of certain material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement and which we incorporate by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

          The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement is attached as Appendix A to this proxy statement to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or the other parties thereto. In particular, the assertions embodied in the Company’s representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedules provided by the Company to CardioNet in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and CardioNet rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or CardioNet.

Effective Date; Structure

          At the Effective Date of the Merger, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of CardioNet. The Effective Date will occur at the time that the parties to the Merger Agreement file articles of merger with the Secretary of State of the State of Minnesota on the Closing Date of the Merger (or such later time as Merger Sub and the Company may agree and as provided in the plan of merger). The Closing Date will occur no later than the fifth business day after satisfaction or waiver of the conditions to the Merger (other than those conditions that are to be satisfied at the Closing) set forth in the Merger Agreement (or such other date as the Company and CardioNet may agree), as described below under “Conditions to the Merger.”

Treatment of the Company’s Common Stock

          In the Merger, the outstanding shares of Company common stock will be converted into the right to receive $4.82 per share in cash.

Treatment of Merger Sub Common Stock

          In the Merger, the outstanding shares of Merger Sub common stock will be converted into shares of the Company as the Surviving Corporation, so that CardioNet will own all the outstanding shares of the Company following the Merger.

Representations and Warranties

          The Merger Agreement contains representations and warranties made by the Company to CardioNet and Merger Sub, and representations and warranties made by CardioNet and Merger Sub to the Company. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In particular, the representations of the Company are qualified by filings that the Company made with the SEC at least ten (10) business days prior to the date of the Merger Agreement and disclosure provided in the Company Disclosure Schedule. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. The Company’s material representations and warranties relate to:

•	the Company’s and its Subsidiaries’ proper organization, good standing and qualification to do business;

•	the Company’s capitalization, including the number of outstanding shares of Company Common Stock and preferred stock and stock options;

•	the Company’s corporate power and authority to enter into the Merger Agreement and to consummate the Merger and the transactions contemplated by the Merger Agreement;

•

the absence of violations of or conflicts with the Company’s and its Subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement;

•

the timeliness and compliance with SEC requirements of the Company’s SEC Documents since July 1, 2005, including the accuracy of and compliance with GAAP and SEC requirements of the financial statements contained therein;

•	the adequacy of the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	permits and compliance with applicable legal requirements;

•	certain environmental matters;

•	matters relating to employee benefit plans;

•	the absence of certain changes since June 30, 2008;

•	legal proceedings and investigations;

•	accuracy and compliance with applicable securities law of filings made by the Company with the SEC in connection with the Merger Agreement;

•	tax matters;

•	employment and labor matters affecting the Company or its Subsidiaries;

•	intellectual property;

•

the receipt by the Company of an opinion from Oak Ridge Financial Services Group, Inc. as to the fairness, from a financial point of view, of the merger consideration to be received by the Company’s shareholders;

•	the required vote of the Company’s shareholders in connection with the required approval of the Merger Agreement and the Plan of Merger;

•	material contracts and performance of obligations thereunder;

•	insurance; and

•	absence of undisclosed brokers’ fees.

          Many of the Company's representations and warranties are qualified by a materiality standard or a “Company Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Company Material Adverse Effect” means such facts, circumstances, events or changes that are or are reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or continuing operations of the Company and its Subsidiaries, taken as a whole or the Company’s ability to perform its obligations under this Agreement or consummate the Merger prior to the End Date (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the CardioNet has knowledge of such effect or change on the date hereof), but that are not a result of the announcement or consummation of the transactions contemplated by the Merger Agreement.

          However, neither the loss of business, business prospects or suppliers of the Company as a result of the announcement or consummation of the transactions contemplated by the Merger Agreement, nor the Company’s failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period shall in and of itself constitute a Company Material Adverse Effect, but the underlying causes of such failure shall, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect.

          The Merger Agreement also contains various representations and warranties made by CardioNet and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The material representations and warranties relate to:

•	organization, valid existence and good standing;

•	corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	enforceability of the Merger Agreement as against CardioNet and Merger Sub;

•	required consents and approvals of governmental entities in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•

the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement;

•	no vote of CardioNet’s stockholders;

•	governmental investigations and litigation;

•

accuracy and compliance with applicable securities law of the information supplied by CardioNet and Merger Sub for inclusion in the filings made with the SEC in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•	capitalization of Merger Sub;

•	lack of ownership of Company Common Stock;

•	absence of undisclosed broker’s fees; and

•	absence of arrangements with management of the Company.

          Many of CardioNet and Merger Sub’s representations and warranties are qualified by a “Parent Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Parent Material Adverse Effect” means an effect that prevents or materially delays or materially impairs the ability of CardioNet or Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement.

          The representations and warranties of each of the parties to the Merger Agreement will expire upon the Effective Date.

Conduct of Business Pending the Merger

          Under the Merger Agreement, the Company has agreed that, except (i) as may be required by applicable law, (ii) as may be agreed in writing by CardioNet, or (iii) as may be contemplated or required by the Merger Agreement, from and after the date of the Merger Agreement and until the Effective Date or the date, if any, on which the Merger Agreement is earlier terminated:

•	the Company and its Subsidiaries will conduct their business in the ordinary course of business in a manner consistent with past practice; and

•

to the extent consistent with the terms of the Merger Agreement, the Company and its Subsidiaries will use commercially reasonable efforts to preserve substantially intact the Company’s business organization and preserve their relationships with customers, suppliers, and others having business dealings with them.

          Pursuant to the Merger Agreement, the Company agrees with CardioNet, on behalf of itself and its Subsidiaries, that between the date of the Merger Agreement and the Effective Date, without the prior written consent of CardioNet, the Company will not, and will not permit any of its Subsidiaries to, among other things:

•

amend its articles or certificate of incorporation, bylaws, partnership or joint venture agreements or other organizational documents (except to the extent required to comply with applicable law or its obligations under the Merger Agreement);

•

combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its respective Subsidiaries;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

•

except as required by the benefit and compensation plans of the Company, increase the compensation or other benefits payable or provided to directors or executive officers of the Company or, except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to employees who are not directors or executive officers of the Company, enter into any employment, change of control, severance or retention agreement with any employee of the Company or establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

•

change any of its financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of the Merger Agreement) other than issuances of shares of Company Common Stock in respect of any exercise of outstanding options for the purchase of Company Common Stock;

•	directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•

incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on materially no less favorable terms;

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any properties or assets, including any capital stock of Subsidiaries, except in the ordinary course of business consistent with past practice or as may be required by applicable law or any governmental authority in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement;

•	alter, modify, amend, terminate, waive any rights or exercise any option under any Company Material Contract in any material respect in a manner which is adverse to the Company;

•	enter into any Company Material Contracts other than in the ordinary course of business consistent with past practice or enter into any collective bargaining agreement;

•

with certain exceptions, make, change or revoke any tax election, file any amended tax return, settle or compromise any liability for taxes or surrender any claim for a refund of taxes, change any accounting method, practice or policy in respect of taxes except as required by applicable law, prepare any tax returns in a manner which is not consistent in all material respects with the past practice of the Company and its Subsidiaries with respect to the treatment of items on such tax returns, or incur any liability for taxes other than in the ordinary course of business (including as a result of the operation of the business in the ordinary course);

•

make any capital expenditure, financing or expenditures which involves the purchase of real property or is in excess of $5,000 individually or $20,000 in the aggregate, other than capital expenditures pursuant to contracts entered into prior to the date of the Merger Agreement;

•	acquire, sell, lease or dispose of any assets outside the ordinary course of business;

•

acquire, directly or indirectly, by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or division, business or equity interest of any person or, except in the ordinary course of business consistent with past practice, any assets;

•

make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with the terms of such liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•	settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole;

•

adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, unless required by law, administrative order or the terms of the Merger Agreement;

•	reduce the prices of products sold or services performed for customers except in the ordinary course of business;

•	modify in any material respects any current investment policies or investment practices, except as required by or to accommodate changes in applicable law;

•	enter into any transaction or take any action or fail to take any action which would result in any of the representations and warranties contained in the Merger Agreement not being true and correct;

•	take any action or permit any other action to occur which might have a Company Material Adverse Effect; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

          In addition, CardioNet has agreed, on behalf of itself and its Subsidiaries, that prior to the Effective Date, it will not, and will not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

No Solicitation of Transactions

          Until completion of the Merger or the earlier termination of the Merger Agreement, and subject to the exceptions described below, the Company has agreed not to, and to use its reasonable best efforts to cause its representatives not to:

•	solicit, initiate, cause or knowingly encourage any inquiries with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below);

•

participate in any negotiations regarding an Alternative Proposal, or furnish any information regarding the Company or an Alternative Proposal, to any person that has made or is considering making an Alternative Proposal; or

•	engage in discussions regarding an Alternative Proposal with any person that has made or is considering making an Alternative Proposal.

          “Alternative Proposal” means any bona fide inquiry, proposal, or offer from any person or group of persons, prior to the receipt of Company shareholder approval of the Merger Agreement and approval of the Merger (other than a proposal or offer by CardioNet and any of its Subsidiaries), for:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company;

•	the acquisition by any person or group of persons of assets representing 15% or more of the fair market value of the assets of the Company and its subsidiaries; or

•	the acquisition by any person or group of persons of 15% or more of the outstanding shares of Company Common Stock.

          The Company is required to promptly notify CardioNet of any Alternative Proposal and include in such notice the identity of the person making any Alternative Proposal and the material terms of any such Alternative Proposal and shall include a copy of such proposal.

          Notwithstanding the above limitations, prior to obtaining shareholder approval of the Merger and the Merger Agreement, if (A) the Company receives a bona fide written Alternative Proposal made after the date of the Merger Agreement which the Board of Directors determines in good faith, by resolution duly adopted (i) constitutes a “Superior Proposal” (as defined below) or (ii) is reasonably likely to result in a Superior Proposal, and (B) the Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, the Company may take the following actions (only after providing CardioNet concurrent notice of its intention to take such actions and after receiving from the third party an executed agreement containing confidentiality provisions that are no less favorable to the Company than those contained in the confidentiality agreement between CardioNet and the Company):

•	furnish information to the person (including such person’s representatives) making such Alternative Proposal, and

•	engage in discussions or negotiations with such person (including such person’s representatives) with respect to the Alternative Proposal.

          CardioNet will be entitled to receive a copy of the confidentiality agreement referred to above and the Company will at the same time provide CardioNet any information that is provided to the third party making the Alternative Proposal. In addition, the Company has agreed to keep CardioNet reasonably informed regarding the Alternative Proposal and material developments with respect thereto.

          The Company has also agreed, subject to the exceptions described below, that neither the Board of Directors nor any committee thereof will:

•	withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to CardioNet, the approval or recommendation by the Board of Directors of the Merger Agreement;

•	approve or recommend, or propose publicly to approve or recommend, any Alternative Proposal; or

•	fail to recommend that shareholders not tender their shares in any tender offer within 15 business days of the commencement of such tender or exchange offer.

          Any of the foregoing actions constitute a “Change of Recommendation” under the Merger Agreement. If the Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of its fiduciary duties, the Board of Directors may make a Change of Recommendation.

          In addition, the Company has also agreed that neither the Board of Directors nor any committee thereof will approve or recommend, or propose publicly to do so, any agreement with respect to an Alternative Proposal. However, in response to a Superior Proposal, the Board of Directors may cause the Company to terminate the Merger Agreement and concurrently with such termination enter into an agreement related to an Alternative Proposal, subject to satisfaction by the Company of its termination fee obligations under the Merger Agreement, and provided that the Board of Directors may only exercise its termination rights after the third business day following CardioNet’s receipt of a written notice from the Company advising CardioNet that the Board of Directors intends to terminate the Merger Agreement and specifying its reasons, including a description of the material terms of the Superior Proposal that is the basis for the proposed termination. During those three days the Company has agreed to negotiate with CardioNet and its representatives in good faith regarding any proposed revisions to the terms of the Merger.

          “Superior Proposal” means a bona fide, written offer made by a third party to acquire, directly or indirectly, more than 66 2/3% of the equity securities of the Company or of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis, which the Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders from a financial point of view than the transactions contemplated by the Merger Agreement.

Shareholders’ Meeting

          The Company has agreed, as promptly as reasonably practicable following the mailing of this proxy statement, to call and hold a meeting of the Company’s shareholders for the purpose of obtaining the shareholder’s approval of the Merger Agreement and the Plan of Merger. The Company is required to use all reasonable efforts to solicit shareholder proxies in favor of the approval of the Merger Agreement and the Plan of Merger.

Stock Options

          As soon as practicable following the date of the Merger Agreement, the Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as may be required to:

•	accelerate the vesting of each unvested option to purchase Company Common Stock so that all such options shall be fully vested as of the Effective Date;

•

effective as of the Effective Date, cancel and convert each option (whether vested or not) outstanding immediately prior to the Effective Date with an exercise price per share that is less than $4.82 into the right to receive, without interest, a cash amount equal to the product of (A) the excess, if any, of (x) $4.82, over (y) the exercise price per share of such option, multiplied by (B) the total number of shares of Company Common Stock subject to such option; and

•

effective as of the Effective Date, terminate each option outstanding as of the Effective Date with an exercise price per share that is equal to or greater than $4.82 without any consideration therefor.

          The Company has further agreed to ensure that following the Effective Date, no holder of an option to purchase Company Common Stock or any participant in any benefit plan of the Company shall have any right to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein.

Agreement to Take Further Action and to Use All Reasonable Best Efforts

          Each of the Company, CardioNet, and Merger Sub has agreed to use its reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including to obtain necessary consents or approvals from government authorities or third parties, to defend any lawsuit challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and to execute and deliver any additional documents necessary to complete the Merger and the other transactions contemplated by the Merger Agreement. However, in no event are CardioNet, Merger Sub or the Company or any of its Subsidiaries required to pay prior to the Effective Date any fee or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the Merger Agreement under any contract or agreement. The Company and the CardioNet have agreed to use reasonable best efforts to cooperate with each other in making any required filings with any governmental entity.

Other Covenants and Agreements

          The Merger Agreement contains additional agreements among the Company, CardioNet and Merger Sub relating to:

•	taking actions necessary to exempt the transactions contemplated by the Merger Agreement from the effect of any takeover statutes;

•	the issuance of press releases or other public statements relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; and

•

providing CardioNet with the opportunity to participate in the defense or settlement of any shareholder litigation relating to the Merger, including the right of CardioNet to consent to the settlement of such litigation (which consent CardioNet may not unreasonably withhold or delay).

Conditions to the Merger

          The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of several conditions, including:

•	the Company shareholder approval has been obtained;

•	no restraining order, injunction or other order by any court that prohibits consummation of the Merger has been entered and continues to be in effect;

•

all consents, approvals and actions of, filings with and notices required in connection with consummation of the Merger on the terms contemplated by the Merger Agreement shall have been obtained or made;

•

the representations and warranties of the other party are true and correct both when made and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be;

•	the other party has in all material respects performed all obligations and complied with all covenants required by the merger agreement prior to the effective date; and

•

the other party has delivered a certificate certifying to the effect that the conditions related to its representations and warranties and performance of its obligations and covenants have been satisfied.

Termination

The Merger Agreement may be terminated by either the Company or CardioNet, if:

•	the Company and CardioNet agree to do so;

•

the Effective Date has not occurred by August 31, 2009 (the “End Date”), except that this right will not be available to a party if the failure to fulfill any of such party’s obligations under the Merger Agreement is the proximate cause of the failure to complete the Merger on or prior to the End Date;

•

any final and non-appealable injunction or order permanently prohibits the consummation of the Merger, except that the party seeking to terminate the Merger Agreement must have used its reasonable efforts to remove such injunction or order; or

•	the Company shareholder meeting to vote on the Merger Agreement has concluded and the Company stockholder approval was not obtained.

The Merger Agreement may be terminated by the Company:

•

if CardioNet breaches or fails to perform in any material respect under the Merger Agreement, which breach or failure to perform (1) would result in a failure of a mutual condition or a condition of the Company’s obligation to consummate the Merger and (2) cannot be cured by the End Date; and the Company has given CardioNet 30 days written notice of its intention to terminate; or

•

if, prior to the receipt of shareholder approval, the Board of Directors determines to accept and/or enter into an agreement for a Superior Proposal; provided that the Company complied with the non-solicitation provision of the Merger Agreement.

The Merger Agreement may be terminated by CardioNet:

•

if the Company breaches or fails to perform in any material respect under the Merger Agreement, which breach or failure to perform (1) would result in a failure of a mutual condition or a condition of the obligation of CardioNet and Merger Sub to consummate the Merger and (2) cannot be cured by the End Date; and the CardioNet has given the Company 30 days written notice of its intention to terminate;

•	if prior to the shareholder approval, the Board of Directors has failed to recommend the Merger in the proxy statement or has effected a Change of Recommendation; or

•	if holders of five percent (5%) or more of the Company Common Stock have exercised dissenters’ rights.

If the Merger Agreement is terminated, the Merger will not occur.

Effect of Termination

          In the event of the termination of the Merger Agreement by either the Company or

CardioNet in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party to the Merger Agreement, other than certain specified provisions, which provisions will survive any such termination, including provisions relating to the payment of termination fees and expenses in the circumstances described below. However, no party would be relieved from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

If:

•

the Merger Agreement is terminated by CardioNet because (1) prior to shareholder approval, the Board of Directors has failed to make the recommendation of the Merger Agreement or the Plan of Merger or has made a Change of Recommendation or (2) the Company or any of its Subsidiaries shall have breached or failed to perform in any respect certain covenants set forth in the Merger Agreement;

•

the Merger Agreement is terminated by the Company pursuant to its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal in accordance with the terms and conditions of the Merger Agreement; or

•

(1) an Alternative Proposal has been made to the Company or has been made directly to the shareholders of the Company generally or has otherwise become publicly known or any person has publicly announced an intention (whether or not conditional) to make an Alternative Proposal, (2) thereafter the Merger Agreement is terminated by the Company because the End Date has occurred or by either CardioNet or the Company because the shareholder vote was not obtained at the shareholder meeting or the shareholder meeting did not conclude prior to the close of business on the day prior to the End Date, and (3) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Alternative Proposal (regardless of whether such Alternative Proposal is made before or after termination of the Merger Agreement);

          then the Company will pay CardioNet a termination fee equal to $1,000,000, plus expenses of up to $400,000.

Specific Performance

          The parties to the Merger Agreement agree that irreparable damage would occur in the event any of the provisions of the Merger Agreement were not performed in accordance with its terms and that the parties shall be entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Amendment and Waiver

          The Merger Agreement may be amended by a written agreement signed by the Company, CardioNet and Merger Sub at any time prior to the Effective Date. However, after the receipt of shareholder approval, if any such amendment or waiver requires further approval of the shareholders of the Company under applicable law, the effectiveness of the amendment or waiver will be subject to such further approval of shareholders.

II. Voting Agreements

          The following is a summary of certain material provisions of those certain Voting Agreements entered into by CardioNet, on one hand, and the Company’s directors, named executive officers and certain of the Company’s major shareholders, on the other hand, a copy of the form of which is attached as Appendix C to this proxy statement and which we incorporate by reference herein (each a “Voting Agreement”). This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you. We encourage you to read the Voting Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement. All terms used in this summary but not defined herein shall have the meanings assigned to them in the Voting Agreement.

Representations and Warranties

          Pursuant to the terms and conditions of the Voting Agreement, each signatory shareholder represents and warrants that:

•

such shareholder owns of record and beneficially good and valid title to all of his or her shares of the capital stock of the Company, and options to acquire shares of capital stock of the Company, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions;

•

the execution and delivery of the Voting Agreement by such shareholder does not, and the performance by such shareholder of his or her obligations thereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in default) under, or result in the creation of any lien on any securities of the Company owned by such shareholder;

•	such shareholder has full power and authority to execute, deliver and perform the Voting Agreement;

•

the execution, delivery and performance of the Voting Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized and no other actions on the part of such shareholder are required in order to consummate the transaction contemplated thereby; and

•	the Voting Agreement constitutes a valid and binding agreement of such shareholder, enforceable in accordance with its terms.

Voting

          When a meeting of the shareholders of the Company is held for the purpose of considering the Merger Agreement and the Merger, each signatory shareholder agrees that it shall (a) appear at the meeting or otherwise cause his or her securities in the Company to be counted as present at the meeting for the purpose of establishing a quorum; (b) at the meeting, vote, or cause to be voted, all of the securities in the Company, in person or by proxy, for approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (c) at the meeting (or any other meeting of shareholders of the Company), vote, or cause to be voted, all of the securities of the Company, in person or by proxy, against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Merger Agreement, including the Merger, unless and until the Company has terminated the Merger Agreement in accordance with the terms and conditions of the Merger Agreement.

          Further pursuant to the Voting Agreement, each signatory shareholder grants an irrevocable proxy appointing CardioNet, by its duly authorized officers and representatives, as such shareholder’s sole and exclusive and true and lawful agent and attorney-in-fact, with full power of substitution, to vote all of the shareholder’s securities in the Company in accordance with the paragraph above.

Other Terms and Termination

          Each signatory shareholder also agrees that it will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), his or her securities in the Company or any of such shareholder’s voting rights with respect to the securities, except to a person who is a party to a Voting Agreement with CardioNet.

          The Voting Agreement relates solely to the capacity of each signatory shareholder as a shareholder or beneficial owner of the securities of the Company and is not in any way intended to affect the exercise of such shareholder’s responsibilities and fiduciary duties as a director or officer of the Company or any of its Subsidiaries.

          The Voting Agreement shall terminate automatically upon the termination of the Merger Agreement.

Market Price of the Company’s Common Stock

          Our common stock is traded on the Over the Counter Bulletin Board under the symbol “BTEL.OB.” The following table sets forth the high and low closing sales prices per share of our common stock on the Over the Counter Bulletin Board for the periods indicated.

Fiscal Year Ended June 30, 2007
Fiscal Quarter ended September 30, 2006	$1.60	$2.00
Fiscal Quarter ended December 31, 2006	$1.60	$2.25
Fiscal Quarter ended March 31, 2007	$1.70	$2.07
Fiscal Quarter ended June 30, 2007	$1.70	$4.20

Fiscal Year Ended June 30, 2008
Fiscal Quarter ended September 30, 2007	$3.20	$4.25
Fiscal Quarter ended December 31, 2007	$2.90	$3.79
Fiscal Quarter ended March 31, 2008	$2.76	$3.60
Fiscal Quarter ended June 30, 2008	$2.70	$3.30

Fiscal Year Ended June 30, 2009
Fiscal Quarter ended September 30, 2008	$2.50	$3.35
Fiscal Quarter ended December 31, 2008	$2.01	$3.35
Fiscal Quarter ended March 31, 2009	$1.52	$2.05

          The closing sale price of our common stock on the Over the Counter Bulletin Board on April 1, 2009, which was the last trading day before we announced the Merger, was $1.78 per share, compared to which the merger consideration represents a premium of approximately 171.0%.

          On __________, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on the Over the Counter Bulletin Board was $________ per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

          As of ________, there were ____ registered holders of the Company’s common stock, although we believe that the number of beneficial owners of our common stock is substantially greater.

Security Ownership of Certain Beneficial Owners, Directors and Management

          The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 1, 2009, by:

•	each current director of the Company;

•	each executive officer of the Company;

•	all executive officers and directors of the Company as a group; and

•	each other person known to the Company to own beneficially more than five percent (5%) of the Company’s outstanding common stock.

          The Company has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (the “SEC”). The number of shares beneficially owned by a person includes shares of common stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following April 1, 2009. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, to the

Company’s knowledge, each shareholder has sole voting and dispositive power with respect to the securities beneficially owned by that shareholder, and no such securities have been pledged to a third party. Unless a footnote indicates otherwise, the address of each person listed below is c/o Biotel Inc., 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121. As of April 1, 2009, there were 2,763,827 shares of common stock of the Company outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)

B. Steven Springrose	261,250	(3)	9.3%

Harold A. Strandquist	94,000	(4)	3.3%

Judy E. Naus	46,000	(5)	1.7%

L. John Ankney	10,000	(6)	*

Stanley N. Bormann	28,750	(7)	1.0%

David A. Heiden	10,000	(8)	*

C. Roger Jones	225,000		8.1%

Spencer M. Vawter	26,000	(9)	*

Donna Horschmann Moyer	290,830		10.5%

Charles Moyer	266,830		9.7%

Cardiac Science Corporation(10) 3303 Monte Villa Parkway Bothell, WA 98021	180,628		6.5%

Elk Corporation (11) 1-15 Higashikoraibashi Chuo Ku Osaka, Japan	180,000		6.5%

All directors and executive officers as a group (8 persons)	701,000	(12)	23.8%

(1)

For purposes of the above table, a person is considered to “beneficially own” any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of April 1, 2009. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of that person’s household.

(2)

“Percentage of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on April 1, 2009, plus the number of shares such person has the right to acquire within 60 days of April 1, 2009. “*” indicates less than 1%.

(3)	Includes options for the purchase of 60,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

(4)	Includes options for the purchase of 50,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

(5)	Includes options for the purchase of 15,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

(6)	Consists of options for the purchase of 10,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

(7)	Includes options for the purchase of 10,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

(8)	Consists of options for the purchase of 10,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

(9)	Consists of options for the purchase of 26,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

(10)

Cardiac Science Corporation is a public company traded on NASDAQ Global Market (symbol: CSCX). Based on publicly available information, Cardiac Science has no controlling shareholder. Therefore, the vote of Biotel shares owned by Cardiac Science Corporation is made by an appointed officer of Cardiac Science Corporation.

(11)	Elk Corporation is a company traded on the Osaka Securities Exchange in Japan (code: 9833).

(12)	Includes options for the purchase of 181,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

Dissenters’ Rights

          The following description of the applicable provisions of sections 302A.471 and 302A.473 of the MBCA, and the full text of these provisions, which is attached as Appendix D to this proxy statement, should be reviewed carefully by any Biotel shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the statutory procedures described below will result in the loss of dissenters’ rights. Any shareholder who forfeits his or her dissenters’ rights by failure to follow these procedures will then receive the merger consideration described in this proxy statement.

          Under sections 302A.471 and 302A.473 of the MBCA, Biotel shareholders will have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the Merger and to obtain payment in cash of the “fair value” of their shares of our common stock after the Merger is completed. The term “fair value” means the value of the shares of our common stock immediately before the effective date of the Merger.

          All references in sections 302A.471 and 302A.473 and in this summary to a “shareholder” are to a record holder of the shares of our common stock. A person having beneficial ownership of shares of our common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the following steps summarized below to be completed in a proper and timely manner in order to perfect whatever dissenters’ rights such beneficial owner may have.

          Shareholders considering exercising dissenters’ rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the Merger Agreement if they do not seek to have the fair value of their shares separately determined.

          Shareholders of record who desire to exercise their dissenters’ rights under the MBCA must satisfy all of the following conditions:

•          Before the special meeting of Biotel shareholders to be held on _______, the dissenting shareholder must deliver to the Secretary of Biotel a written notice of intent to demand fair value for his, her or its shares at 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121. The written demand should specify the shareholder’s name and mailing address, the number of shares owned, and that the shareholder intends to demand the value of the shareholder’s shares. This written demand must be in addition to and separate from any proxy or vote against the Merger Agreement and the Plan of Merger. Voting against, abstaining from voting or failing to vote on the Merger Agreement and the Plan of Merger does not constitute a demand for appraisal within the meaning of the MBCA.

•          Biotel shareholders who elect to exercise their dissenters’ rights under the MBCA must not vote to approve the Merger Agreement and the Plan of Merger. A shareholder’s failure to vote against the approval of the Merger Agreement and the Plan of Merger will not constitute a waiver of dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the Merger Agreement and the Plan of Merger, or direction to abstain, the proxy will be voted for the approval of the Merger Agreement and the Plan of Merger, which will have the effect of waiving the shareholder’s dissenters’ rights.

•          Biotel shareholders may not assert dissenters’ rights as to less than all of the shares registered in such holder’s name except where certain shares are beneficially owned by another person but registered in such holder’s name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of our common stock who is not the record owner of such shares may assert dissenters’ rights as to shares held on such person’s behalf, provided that such beneficial owner submits a written consent of the record owner to Biotel at or before the time such rights are asserted.

          If the Merger Agreement and the Plan of Merger is approved by Biotel shareholders at the special meeting, the surviving corporation will send a written notice to each shareholder who filed a written demand for dissenters’ rights and who did not vote in favor of the Merger Agreement and the Plan of Merger. The notice will contain the following information:

• the address to which the shareholder must send a demand for payment and deliver the stock certificates in order to obtain payment and the date by which they must be received;

•          a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

• a copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed in asserting dissenters’ rights.

          In order for a dissenting shareholder to receive fair value for the shareholder’s shares, the shareholder must, within 30 days after the date the notice from the surviving corporation was given, send the shareholder’s stock certificates, and all other information specified in the notice to the address identified in such notice, but the dissenting shareholder will retain all other rights of a shareholder until the effective date. After a valid demand for payment and the related stock certificates and other information are received, or after the completion of the Merger, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, with interest.

          Remittance will be accompanied by:

•          the surviving corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the Merger, together with the latest available interim financial statements;

• an estimate by the surviving corporation of the fair value of the shareholder’s shares and a brief description of the method used to reach the estimate; and

• copies of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed if such holder wishes to demand supplemental payment.

          If the dissenting shareholder believes that the amount remitted by the surviving corporation is less than the fair value of such holder’s shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder’s own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to the executive offices of the surviving corporation. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving corporation.

          Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the surviving corporation, or petition a court for the determination of the fair value of the shares, plus interest. The petition must be filed in the county of Hennepin, Minnesota. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court’s determination will be binding on all Biotel shareholders who properly exercised dissenters’ rights and did not agree with the surviving corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. Dissenting shareholders will not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may be assessed against the surviving corporation if the court determines the surviving corporation failed to comply substantially with sections 302A.471 and 302A.473 of the MBCA or against any person whom the court determines acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

          The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on April 2, 2009, the date on which the proposed Merger was first announced to the public. The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters’ rights the notice and all other materials sent after shareholder approval of the Merger to all shareholders who have properly exercised dissenters’ rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of April 2, 2009. Any shareholder who did not own shares on April 2, 2009 and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on April 2, 2009 also will apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on April 2, 2009, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

          Biotel shareholders considering whether to seek dissenters’ rights should bear in mind that the fair value of their Biotel common stock determined under the MBCA could be more than, the same as or less than the value of the right to receive the applicable merger consideration in the Merger. Also, Biotel reserves the right to assert in any dissenters’ rights proceeding that, for purposes thereof, the “fair value” of our common stock is less than the value of the applicable merger consideration to be issued in the Merger.

          Any shareholder who fails to strictly comply with the requirements of sections 302A.471 and 302A.473 of the MBCA, attached as Appendix D to this proxy statement will forfeit his, her or its rights to dissent from the merger and to exercise dissenters’ rights and will receive the applicable merger consideration on the same basis as all other shareholders.

          The process of dissenting requires strict compliance with technical prerequisites. Those individuals or entities wishing to dissent and to exercise their dissenters’ rights should consult with their own legal counsel in connection with compliance under sections 302A.471 and 302A.473 of the MBCA. To the extent there are any inconsistencies between the foregoing summary and sections 302A.471 and 302A.473 of the MBCA, the MBCA shall control. Sections 302A.471 and 302A.473 are attached as Appendix D to this proxy statement and should be reviewed carefully.

Additional Information

          This document incorporates important business and financial information about Biotel from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Biotel Inc., 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121, Attn: B. Steven Springrose, telephone: (651) 286-8620.

          You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by _________ in order to receive them before the Special Meeting. See “Where You Can Find More Information” on page __.

Proposal 1

Approval of the Merger Agreement and the Plan of Merger

Proposal 1 is to approve the Merger Agreement and the Plan of Merger.

Overview

          The Merger Agreement provides that Merger Sub, a wholly owned subsidiary of CardioNet, will merge with and into Biotel, wherein all of the outstanding shares of our common stock, except for dissenting shares, will be converted into the right to receive $4.82 in cash per share, without interest.

Reasons for the Proposed Merger

          We believe the Merger is in the best interests of our shareholders because of the value of the merger consideration to be paid to our shareholders, as well as the consideration is in cash, providing certainty of value, and that the Merger is more favorable to the shareholders than any other alternative reasonably available to us and the shareholders.

Vote Required

          The affirmative vote of the holders of a majority of the shares of Biotel’s common stock voting in person or by proxy at the special meeting is required to approve this proposal.

          The Board of Directors Unanimously Recommends a Vote “FOR” the Proposal to Approve the Merger Agreement and the Plan of Merger.

Proposal 2

Permission for the Board of Directors to Adjourn the Special Meeting

Proposal to Permit Adjournment of Special Meeting

          The proposals set forth in this proxy statement are conditions precedent to the closing of the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors believes such proposal is in the best interest of our Company and our shareholders. Accordingly, the Board of Directors is seeking shareholder approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies because there are not sufficient votes available at the special meeting to approve the Proposal 1.

Vote Required

          The affirmative vote of the holders of a majority of the shares of Biotel’s common stock present and entitled to vote at the special meeting is required to approve the proposal to allow our directors to adjourn the special meeting to solicit additional proxies.

          The Board of Directors Unanimously Recommends a Vote “FOR” the Proposal to Allow the Board of Directors to Adjourn the Special Meeting.

***

Please note that our shareholders must approve Proposal 1 for the Merger to close.

Shareholder Proposals

          We intend to hold an annual meeting in 2009 only if the Merger is not completed. Any shareholder proposal to be considered by us for inclusion in the proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders, if such meeting is held, must have been received by our Secretary at our corporate headquarters, 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121, no later than __________, 2009. Any shareholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act for presentation at the Company’s 2009 annual meeting, if such meeting is held, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after ______, 2009. To be submitted at the meeting, any such proposal must be a proper subject for shareholder action under the laws of the State of Minnesota.

Householding

          Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call the Company at the following address or phone number: Biotel, Inc., Attn: B. Steven Springrose, President and Chief Executive Officer, 1285 Corporate Center Drive, Suite 150, Eagan, Minnesota 55121; telephone (651) 286-8620.

Other Business

We do not expect other business to be transacted at the special meeting.

Where You Can Find More Information

          The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important business and financial information about us can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any document that we later file with the SEC.

          This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us.

Biotel’s SEC Filings	Period and Date Filed

Annual Report on Form 10-KSB	For the fiscal year ended June 30, 2008 (filed with the SEC on September 29, 2008)

Quarterly Report on Form 10-Q	For the fiscal quarter ended December 31, 2008 (filed with the SEC on February 12, 2009)

Form 8-K	Date of Report: November 17, 2008 (filed with the SEC on November 19, 2008)

          If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC, or the SEC’s Internet web site as set forth below. You may obtain documents we incorporate by reference from us without charge, other than exhibits, except for those that we have specifically incorporated by reference in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them from us in writing at the following address or by telephone:

Biotel Inc.
Attn: B. Steven Springrose, President and Chief Executive Officer
1285 Corporate Center Drive, Suite 150
Eagan, Minnesota 55121
(651) 286-8620

          If you would like to request documents, please do so by ________, to receive the documents before the special meeting. We will send you any of these documents within one business day of your request by first class mail.

          You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and

          Exchange Commission’s Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Biotel, who file electronically with the SEC. The address of the site is www.sec.gov. Except as specifically incorporated by reference into this proxy statement, information on the SEC’s web site is not part of this proxy statement.

Other Information on Biotel’s Website

          Other information on Biotel’s Internet website is not part of this document and you should not rely on that information in deciding whether to approve the Merger Agreement and the Plan of Merger, unless that information is also included in this document or in a document that is incorporated by reference in this document.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

EXECUTION COPY

Appendix A

MERGER AGREEMENT

by and among

CARDIONET, INC.

GARDEN MERGER SUB, INC.

and

BIOTEL INC.

Dated as of April 1, 2009

-i-

(continued)

-ii-

(continued)

EXHIBITS

Exhibit A – Plan of Merger
Exhibit B - Voting Agreement
Exhibit C – Certain Matters
Exhibit D - Gray, Plant & Mooty Opinion

-iii-

          MERGER AGREEMENT, dated as of April 1, 2009 (the “Agreement”), among CARDIONET, INC., a Delaware corporation (“Parent”), GARDEN MERGER SUB, INC., a Minnesota corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and BIOTEL INC., a Minnesota corporation (the “Company”).

W I T N E S S E T H:

          WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

          WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger attached hereto as Exhibit A (the “Plan”) and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend to the shareholders of the Company approval of this Agreement and the Plan.

          WHEREAS, the Board of Directors of Parent has approved the transactions contemplated by this Agreement and the Plan and authorized the execution and delivery of this Agreement by Parent.

          WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the Plan and declared it advisable for Merger Sub to enter into this Agreement.

          WHEREAS, Merger Sub and the Company are sometimes herein referred to together as the “Constituent Corporations”; and the Company, as the surviving corporation in the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”.

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, which is incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

          Section 1.1 The Merger. On the Closing Date (as hereinafter defined), Merger Sub shall be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement and the Plan and in accordance with the Minnesota Business Corporation Act (the “MBCA”).

          Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the Philadelphia office of Morgan, Lewis & Bockius LLP at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the fifth business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

          Section 1.3 Effective Date. The effective date of the Merger (the “Effective Date”) shall be the Closing Date or such later date as may be agreed by the Company and Merger Sub in writing and specified in the Articles of Merger in accordance with the MBCA.

          Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Plan and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Date, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

          Section 2.1 Effect on Capital Stock. As set forth in the Plan, at the Effective Date, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

                    (a) Conversion of Company Common Stock. At the Effective Date, each share of common stock, par value $.01 per share, of the Company (such shares, collectively, “Company Common Stock,” and each, a “Share”) outstanding immediately prior to the Effective Date other than Dissenting Shares (as hereinafter defined), shall be converted automatically into, and shall thereafter represent the right to receive, $4.82 in cash (the “Merger Consideration”). All outstanding Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Date represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

                    (b) Conversion of Merger Sub Common Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Date, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

                    (c) Dissenters’ Rights. As set forth in the Plan, and notwithstanding any provision of this Agreement to the contrary, if required by the MBCA (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Date and that are held by holders of such Shares who have not voted in favor of the approval of the Plan or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 302A.473 of the MBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 302A.473 unless and until any such holder fails to perfect or effectively waives, withdraws or loses his, her or its rights to appraisal and payment under the MBCA. If, after the Effective Date, any such holder fails to perfect or effectively waives, withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Date, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Date, any holder of Dissenting Shares shall cease to have any rights with respect to the Company, except the rights provided in Section 302A.473 of the MBCA and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

                    (d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Date, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

          Section 2.2 Exchange of Certificates.

                    (a) Paying Agent. At or prior to the Effective Date, Parent shall deposit, or shall cause to be deposited (including by requesting the Company to deposit unrestricted cash at Closing substantially as contemplated by Parent’s financing plan previously provided to the Company, which the Company hereby agrees to do to the extent legally permitted), with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the outstanding Shares immediately prior to the Effective Date, payable upon due surrender of the certificates that immediately prior to the Effective Date represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof), pursuant to the provisions of this Article II (such cash referred to herein being hereinafter referred to as the “Exchange Fund”).

                    (b) Payment Procedures.

                    (i) As soon as reasonably practicable after the Effective Date, Parent shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other customary provisions as Parent and the Company may mutually agree), and (B) instructions for effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

                    (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

                    (c) Closing of Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented or delivered to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

                    (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares one year after the Effective Date shall be delivered to the Parent upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Parent for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

                    (e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                    (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent. Any interest and other income resulting from such investments shall be paid to the Parent upon demand.

                    (g) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as appropriate, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Dissenting Shares) to any holder of Certificates such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Service Code, as amended (the “Code”) or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made and (ii) Parent, the Surviving Corporation or the Paying Agent, as appropriate, shall provide to the holders of such Certificates written notice of the amounts so deducted or withheld.

                    (h) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, as the case may be, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, as the case may be, a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate pursuant to this Article II.

          Section 2.3 Cancellation of Certain Shares. Each Share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by the Company or any Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as disclosed in the Company SEC Documents (as hereinafter defined) filed at least ten (10) business days prior to the date hereof, to the extent the relevance of the disclosure is readily apparent and excluding any disclosures included in any such Company SEC Document that are predictive or cautionary in nature, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants, on behalf of itself and each of its Subsidiaries, to Parent and Merger Sub as follows:

          Section 3.1 Qualification, Organization, Subsidiaries, etc.

                    (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, all of which are listed in Section 3.1(a) of the Company Disclosure Schedule, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are or are reasonably likely to be materially adverse to (A) the business, financial condition, assets, liabilities or continuing operations of the Company and its Subsidiaries, taken as a whole or (B) the Company’s ability to perform its obligations under this Agreement or consummate the Merger prior to the End Date (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the Parent has knowledge of such effect or change on the date hereof), but that are not a result of the announcement or consummation of the transactions contemplated by the Agreement. For the avoidance of doubt, neither the loss of business, business prospects or suppliers of the Company as a result of the announcement or consummation of the transactions contemplated by the Agreement, nor the Company’s failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period shall in and of itself constitute a Company Material Adverse Effect, but the underlying causes of such failure shall, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect. The Company has provided to Parent prior to the date of this Agreement a true and complete copy of (i) the Company’s amended and restated articles of incorporation and by-laws, each as amended through the date hereof and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board of Directors held since January 1, 2004 through the date hereof (except, in each case, minutes related to the transactions contemplated by this Agreement or other alternative strategic transactions considered).

                    (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of the Company (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified or licensed to do business, and the number of shares owned and percentage ownership represented by such share ownership). The Company owns, directly or indirectly, all of the outstanding shares of the capital stock or other equity interest of each of the Company’s Subsidiaries free and clear of any Lien. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other person.

                    (c) The copies of the organizational documents of each Subsidiary, in each case as amended to date and provided to Parent’s and Merger Sub’s counsel, are true and complete copies thereof, and no amendments thereto are pending. None of the Company’s Subsidiaries is in default in the performance, observation or fulfillment of its obligations under its respective organizational documents. The Company has provided to Parent prior to the date hereof (i) complete and correct copies of by-laws or similar governing documents of each of its Subsidiaries and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of its Subsidiaries’ stockholders, boards of directors and each committee of such Boards of Directors held since inception through the date hereof (except, in each case, minutes related to the transactions contemplated by this Agreement or other alternative strategic transactions considered).

          Section 3.2 Capital Stock.

                    (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of March 31, 2009, (i) 2,763,827 shares of Company Common Stock were issued and outstanding, (ii) 7,236,173 shares of Company Common Stock were held in treasury, (iii) 650,000 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company’s 1999 Incentive Compensation Plan (the “Company Stock Plan”), (iv) 211,000 shares of Company Common Stock were issuable upon exercise of duly and validly issued Company Stock Options, (v) no shares of Company Preferred Stock were issued and outstanding, and (vi) each outstanding Company Stock Option was granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of grant. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and have not been issued in violation of any federal or state securities Laws. As of the date of this Agreement, the authorized capital stock of Agility Centralized Research Services, Inc., a Minnesota corporation, consists of 10,000,000 shares of common stock, par value $0.01 per share, 1,000,000 of which are validly issued and outstanding and the authorized capital stock of Braemar, Inc., a North Carolina corporation, consists of 1,000,000 shares of common stock, no par value per share. All of the issued and outstanding capital stock of each of the Company’s Subsidiaries is, and at the Effective Date will be, owned by the Company. None of the Company’s Subsidiaries has outstanding any option, warrant, right, or any other agreement pursuant to which any person other than the Company may acquire any equity security of the Company’s Subsidiaries.

                    (b) Except as set forth in subsection (a) above, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock. Included in Section 3.2(b) of the Company Disclosure Schedule is a correct and complete list, as of April 1, 2009, of all outstanding Company Stock Options (all of which have been duly and validly issued) and, for each such option, the number of shares of Company Common Stock subject thereto, the exercise price thereof, the expiration date and the name of the holder thereof. Except for the foregoing, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Company Common Stock that were reserved for issuance pursuant to Company Stock Options or otherwise set forth in this Section 3.2(b), the Company has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Stock, and its Board of Directors have not authorized any of the foregoing. Pursuant to the terms of the Company Stock Plan, all Company Stock Options shall immediately vest on the Closing Date and shall be fully exercisable on such date. The Company has not declared or paid any dividend or distribution in respect of the Company Common Stock.

                    (c) Except for the Company Stock Options listed in Section 3.2(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

                    (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

          Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

                    (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement including the Merger, the Plan, the Voting Agreements and the transactions contemplated hereby and thereby, (ii) approved the execution, delivery and performance of this Agreement and the Plan and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 5.3, to recommend that the shareholders of the Company approve this Agreement and the Plan (the “Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Meeting (as hereinafter defined). Except for the Company Shareholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

                    (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any state, federal or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) other than (i) the filing of the Articles of Merger, (ii) compliance with applicable federal or state antitrust, competition or similar Laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing of the Proxy Statement (as hereinafter defined), (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (v), the “Company Approvals”), and other than any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, have a Company Material Adverse Effect (the definition of which, for the purposes of this Section 3.3(b) and for purposes of Section 6.3(a) as it relates to this Section 3.3(b), shall be interpreted so that facts or changes resulting from the announcement or consummation of the transactions contemplated by this Agreement shall not be excluded from the definition of Company Material Adverse Effect) or (B) prevent or materially delay the consummation of the Merger.

                    (c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Shareholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith, provided adequate accruals or reserves have been established in accordance with GAAP, or (B) which is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents (each of the foregoing, a “Company Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect (the definition of which, for the purposes of this Section 3.3(c) and for purposes of Section 6.3(a) as it relates to this Section 3.3(c), shall be interpreted so that facts or changes resulting from the announcement or consummation of the transactions contemplated by this Agreement shall not be excluded from the definition of Company Material Adverse Effect).

          Section 3.4 Reports and Financial Statements.

                    (a) The Company has timely filed or furnished (or filed or furnished within any applicable extension periods, themselves timely invoked) all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since July 1, 2005 (such documents and reports, together with any reports filed by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents and reports required to be filed or furnished after the date hereof and prior to the Effective Date by the Company (together with any reports filed by the Company with the SEC on a voluntary basis on Form 8-K, the “New Company SEC Documents”) with the SEC (which will be filed on a timely basis) will comply, in all material respects with the requirements of the Securities Act of 1933 and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Documents contained, and none of the New Company SEC Documents will contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

                    (b) Each offering or sale of securities by the Company since January 1, 1998 (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Law, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. The Company has delivered to Parent all comment letters received since January 1, 1998, by the Company from the staff of the SEC and all responses to such letters by or on behalf of with all respect to all SEC Documents. The Company’s principal executive officer and principal financial officer (and the Company’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the Exchange Act thereunder with respect to the Company’s SEC Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. No Company Subsidiary is required to file any Company SEC Documents.

                    (c) The consolidated financial statements of the Company included in the Company SEC Documents and the New Company SEC Documents comply and will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended is in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved.

                    (d) The Company’s independent public accountants, which have expressed their opinion with respect to the financial statements of the Company and its Subsidiaries whether or not included in the Company SEC Documents, is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (y) “independent” with respect to the Company within the meaning of Regulation S-X, and (z) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related securities Laws. Section 3.4(d) of the Company Disclosure Schedule lists all non-audit services performed by the Company’s independent public accountants for the past three fiscal years and year to date.

                    (e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. Section 3.4(e) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2008, and such assessment concluded that as of June 30, 2008, such controls were effective. The Company has disclosed, in the Company’s SEC Reports, any changes in the Company’s internal control over financial reporting that materially affected, or were reasonably likely to materially affect, the Company’s internal control over financial reporting, and the Company has further disclosed, based on its most recent evaluation of such internal control over financial reporting that occurred prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

          Section 3.5 Assets.

                    (a) The Company and each of its Subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective assets. All such assets used in the businesses of the Company or any of its Subsidiaries are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, are adequate for the conduct of such businesses as currently conducted. Section 3.5(a) of the Company Disclosure Schedule separately lists all assets used in the businesses of the Company and any of its Subsidiaries, including molds, tools, dies and schematics, that are in the possession of third parties, including suppliers, identifying with respect to each asset the third party in possession thereof.

                    (b) The Company and each of its Subsidiaries currently maintain insurance with reputable insurers. None of the Company or any of its Subsidiaries has received written notice from any insurance carrier, or have any reason to believe that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to the Company or any of its Subsidiaries, any act or occurrence, or that any asset, officer, director, employee or agent of the Company or any Subsidiary will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $1,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by the Company or any Subsidiary under such policies. The Company has made no claims, and no claims are contemplated to be made, under any errors and omissions or other insurance or blanket bond.

                    (c) The assets of the Company and its Subsidiaries include all assets required by the Company and its Subsidiaries to operate the business of the Company and its Subsidiaries as presently conducted. The current assets of the Company and its Subsidiaries are appropriately valued in their books and records and on their financial statements at the lower of cost or market.

          Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets included in the Company SEC Documents, and (b) as expressly permitted or contemplated by this Agreement, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries.

          Section 3.7 Compliance with Law; Permits.

                    (a) The Company and each of the Company’s Subsidiaries are in compliance with, and are not in any respect in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement or any other legal requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”) which is material to their business or where the failure to comply would not have, individually or in the aggregate, a Company Material Adverse Effect.

                    (b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect.

          Section 3.8 Environmental Laws and Regulations.

                    (a) The Company and its Subsidiaries and their respective businesses are in and have been in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance included obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of the Company and any of its Subsidiaries and their respective businesses. There are no Hazardous Substances (as hereinafter defined) present in amounts exceeding the levels permitted by applicable Environmental Laws on, in, at, under or from any of the properties currently or previously owned or currently leased by the Company or any of its Subsidiaries. There are no underground storage tanks owned by the Company or any of its Subsidiaries, or located at any facility currently owned or operated by the Company or any of its Subsidiaries. There are no unsatisfied financial assurance or closure requirements under Environmental Laws pertaining to any property now or at any time owned, operated, leased or otherwise used by the Company or any of its Subsidiaries or former subsidiaries. From January 1, 1998 to the date hereof, neither the Company nor any of its Subsidiaries has received any notices, claims, demand letters or requests for information or other written communication from any Governmental Entity or any other person indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses or any real property currently or formerly owned or currently leased by the Company or any of its Subsidiaries (collectively, “Environmental Claims”) and, to the knowledge of the Company, no Environmental Claims have been threatened. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties currently or previously owned or currently leased by the Company or any of its Subsidiaries. Neither the Company, its Subsidiaries nor any of their respective current, or to the knowledge of the Company, former owned or leased properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. The Company has provided to Parent copies of all environmental assessments, audits, investigations or similar reports relating to the environment or Hazardous Substances as well as any correspondence related to any pending or threatened Environmental Claim, to the extent in the possession, custody or control of the Company.

                    (b) As used herein, “Environmental Law” means any Law (including common law) relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as in effect at the date hereof.

                    (c) As used herein, “Hazardous Substance” means any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas (except as may be naturally occurring).

                    (d) All references in this Section 3.8 to the Company and its Subsidiaries shall include all predecessors and predecessors in business of the Company and each of its Subsidiaries, as applicable.

          Section 3.9 Employee Benefit Plans.

                    (a) Section 3.9(a)(i) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plans” means all benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment, individual consulting or other compensation agreements and any bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, salary continuation, health or life insurance or fringe benefit plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company, its Subsidiaries or any of its ERISA Affiliates (as hereinafter defined) for the benefit of current or former employees, directors or consultants of the Company, its Subsidiaries or any of its ERISA Affiliates or to which the Company, its Subsidiaries or any of its ERISA Affiliates has any obligation or liability (contingent or otherwise).

                    (b) The Company has heretofore provided to Parent true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) or other annual report, as applicable, and accompanying schedules, if any; (iii) the most recent determination letter from the U.S. Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; (iv) the most recent actuarial report, if any; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Benefit Plans.

                    (c) Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto. Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan. With respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, materially exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits. No Company Benefit Plan provides a material amount of health benefit coverage (whether or not insured), with respect to current or former employees or directors of the Company, its Subsidiaries or any of its ERISA Affiliates beyond their retirement or other termination of service, other than coverage mandated by applicable Law and at the expense of the employee or the employee’s beneficiary. No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder. No Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. All contributions or other amounts payable by the Company, its Subsidiaries or any of its ERISA Affiliates as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP and no material accumulated funding deficiencies exist with respect to any of the Company Benefit Plans subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor its Subsidiaries or ERISA Affiliates has engaged in a transaction in connection with which the Company, its Subsidiaries or its ERISA Affiliates reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, or any trusts related thereto (including claims by any Governmental Entity), which could reasonably be expected to result in liability to the Company, its Subsidiaries and its ERISA Affiliates taken as a whole. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                    (d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company, its Subsidiaries or any of its ERISA Affiliates to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement. No payments or benefits under a Company Benefit Plan or other agreement of the Company, its Subsidiaries or any ERISA Affiliate of the Company will be considered an “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan triggers the imposition of penalty taxes under Section 409A of the Code. Since January 1, 2009, each Company Benefit Plan that is subject to Section 409A of the Code has complied with Section 409A of the Code and the final regulations issued thereunder. No payments or benefits under a Company Benefit Plan or other agreement of the Company, any of its Subsidiaries or any of its ERISA Affiliates are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code. Neither the

Company, any of its Subsidiaries nor any of its ERISA Affiliates has declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

                    (e) Neither the Company, any of its Subsidiaries, nor any of its ERISA Affiliates has made a plan or commitment, whether or not legally binding, to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan. No statement, either written or oral, has been made by the Company, any of its Subsidiaries or any of its ERISA Affiliates to any person with regard to any Company Benefit Plan that was not in accordance with the terms of an existing Company Benefit Plan and that could have an material adverse economic consequence to the Company, any of its Subsidiaries or any of its ERISA Affiliates. All Company Benefit Plans may be amended or terminated without penalty by the Company, any of its Subsidiaries or any of its ERISA Affiliates at any time on or after the Closing.

          Section 3.10 Absence of Certain Changes or Events.

                    (a) Since June 30, 2008, except as otherwise contemplated or required by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

                    (b) Since June 30, 2008, neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1(b) hereof that if taken after the date hereof and prior to the Effective Date without the prior written consent of Parent would violate such provision.

                    (c) Since June 30, 2008, no condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any assets of the Company or its Subsidiaries, whether or not covered by insurance, has occurred which would have, individually or in the aggregate, a Company Material Adverse Effect.

                    (d) Since June 30, 2008, no termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company or its Subsidiaries has occurred.

                    (e) Since June 30, 2008, no material Tax election has been made with respect to the Company, there has been no material change in any of its methods of Tax accounting and no settlement of any claim for Taxes with respect to the Company has been made.

          Section 3.11 Investigations; Litigation. As of the date hereof, there is no action, suit, proceeding, arbitration or, to the knowledge of the Company, investigation pending or threatened (a) against the Company or any of its Subsidiaries at Law or in equity or before any Governmental Entity or (b) that seeks restraint, prohibition, damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, writs, stipulations or awards by any Governmental Entity against the Company or any of its Subsidiaries.

          Section 3.12 Proxy Statement; Other Information. The proxy statement (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the approval of this Agreement and the Plan and related matters by the shareholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing.

          Section 3.13 Regulatory Compliance.

                    (a) All products and services of the Company or any of its Subsidiaries that are subject to regulation by the United States Food and Drug Administration (the “FDA”) and other applicable U.S. federal, state or local regulatory agencies, are manufactured, produced, tested, developed, processed, labeled, stored, distributed, and marketed in compliance in all material respects with all applicable regulations, guidelines and orders administered or issued by the FDA and any other applicable U.S. federal, state and local regulatory agencies, including without limitation, the following:

•	FDA Quality System Regulation;

•	FDA Establishment Registration requirements;

•	FDA Medical Device Listing requirements;

•	FDA Premarket Notification (510(k)) regulations;

•	FDA Labeling regulations; and

•	FDA Medical Device Reporting regulations.

                    (b) All manufacturing sites and product and service facilities of the Company and its Subsidiaries are operated in compliance in all material respects with (i) the FDA’s Establishment Registration requirements and Quality System Regulation requirements at 21 C.F.R. Part 820, and (ii) any state requirements for manufacturing and distribution facilities, as applicable.

                    (c) Each product manufactured, produced, tested, developed, processed, labeled, stored, sold, or distributed by or on behalf of the Company or any of its Subsidiaries (and any modification thereof, as applicable) has received to the extent required Section 510(k) clearance(s) from the FDA clearing such product for commercial distribution. None of the Company’s or its Subsidiaries’ current products (including any products under development) are the subject of or require FDA premarket approval, or the subject of any pre-clinical or clinical trial.

                    (d) Each product distributed, sold or leased, or service rendered, by the Company or any of its Subsidiaries complies in all material respects with all applicable product safety and electrical safety standards of each applicable product and electrical safety agency, commission, board or other Governmental Entity.

                    (e) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting fraud, untrue statements, bribery and illegal gratuities or any similar policy.

                    (f) There are no pending or, to the knowledge of the Company, threatened FDA warning letters; recalls (either voluntary or mandatory), market withdrawals, field actions, or seizures; revocations, withdrawals, suspensions or cancellations of prior FDA or other governmental approval or clearance; internal stop-ships; banned or administratively detained products; or other enforcement actions or sanctions by or before the FDA in connection with any products currently manufactured, produced, tested, developed, processed, labeled, stored, sold, or distributed by or on behalf of the Company or any of its Subsidiaries.

                    (g) The Company and each of its Subsidiaries has obtained all necessary foreign government agency licenses, approvals, permits and authorizations for sale and distribution of its products and provision of its services, as applicable, to each foreign country or jurisdiction in which such products or services is currently sold, leased, marketed or otherwise commercially distributed and provided and is in compliance with applicable Laws of such countries and/or jurisdictions.

                    (h) None of the Company or any of its Subsidiaries has been required to enter into any business associate agreements pursuant to 45 C.F.R. Sections 164.502(e) or 504(e).

          Section 3.14 Tax Matters.

                     (a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects. The Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them (whether or not show on a Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP. All Tax Returns of the Company and each of its Subsidiaries for all periods ending on or before December 31, 2004, have been examined by the relevant taxing authority (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired). There are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of Tax matters. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than the Company Permitted Liens. None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). The Company and each of its Subsidiaries have withheld and paid all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement. Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has operating losses or other tax attributes presently subject to limitation under Sections 279, 382, 383, or 384 of the Code, or the federal consolidated return regulations. No written claim has been made within the previous five (5) years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns but where the Company or any of its Subsidiaries is or may be subject to taxation or must file Tax Returns. Since January 1, 2003, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

                     (b) For purposes of Section 3.14(a), any reference to the Company or a Subsidiary shall be deemed to include any person which merged or was liquidated into such entity since January 1, 2003.

                     (c) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and any liability for the foregoing payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

          Section 3.15 Labor Matters.

                     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a strike or work stoppage or to any labor dispute. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

                     (b) To the Company’s knowledge, no Company employee has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any manner discriminated against a Company employee or any of its Subsidiaries in the terms and conditions of employment because of any act of any such employee described in 18 U.S.C. Section 1514A(a).

                     (c) All of the employees of the Company and each of its Subsidiaries are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each of the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment, employment practices, equal employment opportunity, immigration, collective bargaining, payment of social security and similar Taxes, and wages and hours, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

                     (d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, (i) each current employee of the Company or any of its Subsidiaries has, (ii) substantially all such former employees whose relationships with the Company or a Subsidiary ended in the past five years have, and (iii) substantially all current consultants to the Company or any of its Subsidiaries (and substantially all such former consultants whose relationships with the Company or a Subsidiary ended in the past five years) in the electronic and software development areas have, executed and delivered to the Company a Confidentiality, Assignment of Inventions and Non-Compete Agreement substantially in the form included in Section 3.15(d) of the Company Disclosure Schedule and all such agreements (and all other similar agreements that may be listed in Section 3.15(d) of the Company Disclosure Schedule) are enforceable by the Company or Subsidiary party thereto in accordance with their terms, subject to general principles of equity, whether considered in a proceeding at law or in equity.

          Section 3.16 Intellectual Property.

                    (a) The Company through itself or its Subsidiaries owns free and clear of all Liens or possesses valid and enforceable licenses to use, all material patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor and any renewals, modifications or extensions thereof, logos, brand names, trade dress, Internet domain names, know-how, computer software programs or applications including all object and source codes and tangible or intangible proprietary information or material and all goodwill associated therewith that are used to conduct the business of the Company and any of its Subsidiaries as currently conducted and any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (the “Company Intellectual Property”).

                     (b) Section 3.16(b) of the Company Disclosure Schedule includes a complete and accurate list of all granted and issued material patents, registered and unregistered trademarks, registered and unregistered service marks and trade names, registered domain names and registered copyrights, and all applications for the same, included in the Company Intellectual Property owned by the Company and its Subsidiaries, indicating as to each item as applicable, (i) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed; (ii) the respective issuance, registration, or application number of the item; and (iii) the dates of application, issuance or registration of the item.

                     (c) Section 3.16(c) of the Company Disclosure Schedule also includes a complete and accurate list of all material licenses or other agreements (i) by which the Company or any of its Subsidiaries is authorized to use any third party’s intellectual property that is currently used in the conduct of the Company’s or its Subsidiaries’ business (excluding off-the-shelf computer programs), and (ii) by which the Company or any of its Subsidiaries licenses or otherwise authorizes a third party to use any Company Intellectual Property owned by Company or its Subsidiaries. With respect to all intellectual property licensed from third parties, the right to use such intellectual property is free and clear of all Liens, and subject only to the restrictions and limitations set forth in the applicable written license agreements.

                     (d) There are no actions that must be taken within 120 days of the Closing, including payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property described in Section 3.16(b) of the Company Disclosure Schedule.

                     (e) The Company has not received any notice of any conflict with or violation or infringement of or any claims of conflict with, any rights of any other person with respect to the Company Intellectual Property owned by the Company, nor, to the knowledge of the Company, does any third party have any valid grounds for any bona fide claims against the use by the Company or any of its Subsidiaries of any Company Intellectual Property owned by the Company. All granted and issued patents, all registered trademarks, registered service marks and registered copyrights described in Section 3.16(b) of the Company Disclosure Schedule are valid, enforceable and subsisting. To the knowledge of the Company, there has not been and there is not any unauthorized use, infringement or misappropriation by any third person of any of the Company Intellectual Property owned by the Company.

                     (f) The Company and its Subsidiaries have used commercially reasonable efforts to safeguard and maintain the rights of the Company in the Company Intellectual Property, and the secrecy and confidentiality of the material trade secrets and the source code of any proprietary software owned, used or licensed by the Company in the operation of the Company and its Subsidiaries. To the knowledge of the Company, there has not been, and there is not, any unauthorized disclosure or misappropriation of any such trade secrets. Without limiting the foregoing, the Company and each of its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/nondisclosure agreement substantially in the form(s) provided to Parent and all employees and contractors of the Company and its Subsidiaries have executed such an agreement.

                     (g) The Company and Subsidiaries have not entered into any contracts with any Governmental Entity pursuant to which any of the Company, Subsidiaries or any employees or consultants of the Company or Subsidiaries are required to assign any rights in the Company Intellectual Property in favor of the United States or foreign governments (or any of their respective agencies).

                    Section 3.17 Opinion of Financial Advisor. The Company has received the opinion of Oak Ridge Financial Services Group, Inc., dated the date of this Agreement, substantially to the effect that, as of such date and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

                    Section 3.18 Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and the Plan (the “Company Shareholder Approval”). No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “control share acquisitions” and “business combinations” (as each such term is defined in the MBCA).

          Section 3.19 Material Contracts.

                     (a) Except for this Agreement and the Company Benefit Plans, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-B of the Exchange Act) or (ii) any of the following: (A) contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or affiliates to compete in any geographic area or line of business or restrict the persons to whom the Company or any of its existing or future Subsidiaries or affiliates may sell products or deliver services, (B) loan or credit agreement, mortgage, indenture, note or other contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (C) mortgage, pledge, security agreement, deed of trust or other contract granting a Lien on any property or assets of the Company or any of its

Subsidiaries, (D) (x) customer or client contract, or (y) any supplier contract that is reasonably likely to involve annual purchases by the Company and its Subsidiaries in excess of $20,000 (in the aggregate) in any of fiscal years 2009, 2010 or 2011, (E) contract (other than customer, client or supply contracts) that involve consideration (whether or not measured in cash) of greater than $20,000, (F) contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (G) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) product or intellectual property design or development contract, (2) license or royalty contract or (3) contract granting a right of first refusal or first negotiation or “most favored nation” status, (H) investment banker engagement or similar agreement pursuant to which any person would be entitled to payment in connection with the Merger, (I) contract which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, and (J) commitment or agreement to enter into any of the foregoing (all contracts of the type described in this Section 3.19(a) being referred to herein as “Company Material Contracts”). Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by or subject to, any agreement, contract, commitment or understanding, oral or written, regarding the sale, license or other transfer of rights or interests in any of the products listed in Section 3.19(a)(1) of the Company Disclosure Schedule. The Company has provided to Parent correct and complete copies of each Company Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto, “side letters” and similar documentation relating thereto.

                     (b) Each Company Material Contract to which any of the Company or its Subsidiaries is a party or by which any of them is bound is in full force and effect and constitutes the valid and binding obligation of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, constitutes the valid and binding obligation of the other parties thereto. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Section 3.19(b)(i) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each current customer of the Company or any of its Subsidiaries that has provided notice of an intention (A) to terminate its contract(s) with the Company and/or a Company Subsidiary, (B) not to renew its contract(s) with the Company and/or a Company Subsidiary at the end of the current contract term(s), (C) to substantially reduce its business under its contract or (D) to terminate its contract(s) or business relationship with the Company and/or a Company Subsidiary as a result of the announcement or consummation of the transactions contemplated by the Agreement.

          Section 3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers which are reputable and (ii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Merger will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

          Section 3.21 Title To and Sufficiency of Property; Liens; Leases.

                     (a) Each of the Company and its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property and its tangible properties and assets, in each case subject to no Liens, except for: (i) Liens reflected in the consolidated balance sheet of the Company as of December 31, 2008; (ii) Liens consisting of zoning or planning restrictions, easements, Permits and other restrictions or limitations on the use of real property or irregularities in title thereto or matters that would be disclosed by an accurate survey of the real property, and (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith. Each of the Company and its Subsidiaries is in compliance with the terms of all leases of tangible properties to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                     (b) All tangible assets owned or used by the Company and its Subsidiaries in the operation of their respective businesses (including all assets held by the Company and its Subsidiaries under leases and licenses) are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the conduct of such businesses as currently conducted.

                     (c) Section 3.21(c) of the Company Disclosure Schedule sets forth the address or other description of each parcel of real property owned by the Company or any of its Subsidiaries (“Owned Real Property”). Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in such Owned Real Property.

                     (d) Each lease (a “Real Property Lease”) of real property used by the Company or its Subsidiaries in the conduct of their business as currently conducted is listed in Section 3.21(d) of the Company Disclosure Schedule (“Leased Real Property”).

(i) Each Real Property Lease relating to a Leased Real Property has been duly authorized and executed by the Company or such Subsidiary, as applicable.

                     (ii) Neither the Company nor any Subsidiary is in default in any material respect under any Real Property Lease relating to a Leased Real Property, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default in any material respect by the Company or such Subsidiary, as applicable.

(iii) To the knowledge of the Company, no other party to any Real Property Lease relating to a Leased Real Property is in default in any material respect under any such lease.

                    (iv) Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease relating to a Leased Real Property.

                    (e) No assessment for public improvement, which is due and remaining unpaid, has been made against any Owned Real Property or Leased Real Property, and, to the Company’s knowledge, there are no currently proposed or pending assessments for public improvements against the Owned Real Property or Leased Real Property to which the Company or any of its Subsidiaries will be responsible. Since January 1, 2004, there has been no condemnation or eminent domain proceeding filed, or to the knowledge of the Company, threatened, which has had, or would reasonably be expected to have, an adverse effect on a portion of, or the Company or any Subsidiary’s use of a portion of, the Owned Real Property or Leased Real Property.

          Section 3.22 Finders or Brokers. Except for fees relating to the opinion described in Section 3.17, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

          Section 3.23 Voting Agreements. Each of the directors and executive officers of the Company has executed and delivered to Parent the voting agreements in the form of Exhibit B attached hereto (the “Voting Agreements”).

          Section 3.24 Off-Balance Sheet Arrangements. Section 3.24 of the Company Disclosure Schedule describes (to the extent not previously disclosed in the Company SEC Documents), and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) that existed or were effected by Company or its Subsidiaries since January 1, 2004 in effect on the date hereof.

          Section 3.25 Compliance with Insider Trading Laws. As of the Closing, neither the Company, nor its Subsidiaries, nor any director or officer of the Company will have purchased or sold any securities of (a) Parent from January 1, 2009 through the Closing or (ii) the Company from June 30, 2008 through the Closing.

          Section 3.26 Illegal Payments. Neither the Company, its Subsidiaries or, to the knowledge of the Company, any officer, director or employee of the Company or its Subsidiaries has: (a) used any funds of the Company or its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any Governmental Entity official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Except as disclosed in forms, documents and reports required to be filed or furnished prior to the date hereof by Parent with the SEC (such documents and reports, together with any reports filed by Parent with the SEC on a voluntary basis on Form 8-K, the “Parent SEC Documents”), to the extent the relevance of the disclosure is readily apparent and excluding any disclosures included in any such Parent SEC Document that are predictive or cautionary in nature, or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

          Section 4.1 Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate or articles of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

          Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

                    (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Plan). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and, except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                    (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Articles of Merger, (ii) compliance with applicable federal or state antitrust, competition or similar Laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (v), collectively, the “Parent Approvals”), and other than any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

                    (c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien (other than Parent Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect. “Parent Permitted Lien” means any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith, provided adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent.

          Section 4.3 Investigations; Litigation. There is no action, suit, proceeding or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened against or relating to Parent or Merger Sub at Law or in equity, or before any Governmental Entity, that seeks restraint, prohibition, material damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          Section 4.4 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $.01 per share, one hundred (100) of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Date will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Date will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          Section 4.5 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

          Section 4.6 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

          Section 4.7 Lack of Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any of their affiliates, beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

          Section 4.8 Absence of Arrangements with Management. Other than as contemplated by this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Date.

ARTICLE V

COVENANTS AND AGREEMENTS

          Section 5.1 Conduct of Business by the Company and Parent.

                    (a) From and after the date hereof and prior to the Effective Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, or (iii) as may be contemplated or required by this Agreement, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them;

                    (b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Date, without the prior written consent of Parent, the Company will not, and will not permit any of its Subsidiaries to:

               (i) amend its articles or certificate of incorporation, bylaws, partnership or joint venture agreements or other organizational documents (except to the extent required to comply with applicable Law or its obligations hereunder);

               (ii) combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its respective Subsidiaries;

(iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

               (iv) except as required by Company Benefit Plans, (A) (1) increase the compensation or other benefits payable or provided to directors or executive officers of the Company or, (2) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to employees who are not directors or executive officers of the Company, (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

               (v) change any of its financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

               (vi) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement) other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options, and (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii) directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

               (viii) incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on materially no less favorable terms.

               (ix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than the Company Permitted Liens) or otherwise dispose of any properties or assets, including any capital stock of Subsidiaries, except in the ordinary course of business consistent with past practice or as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, subject to the limitations of Section 5.5(b);

(x) alter, modify, amend, terminate, waive any rights or exercise any option under any Company Material Contract in any material respect in a manner which is adverse to the Company;

(xi) enter into any Company Material Contracts other than in the ordinary course of business consistent with past practice or enter into any collective bargaining agreement;

               (xii) (A) make, change or revoke any Tax election, (B) file any amended Tax Return, (C) settle or compromise any liability for Taxes or surrender any claim for a refund of Taxes, other than in the case of clauses (B) and (C) hereof in respect of any Taxes that have been identified in the reserves for Taxes in the Company’s GAAP financial statements included in the Company’s SEC Documents, (D) change any accounting method, practice or policy in respect of Taxes except as required by applicable Law, (E) prepare any Tax Returns in a manner which is not consistent in all material respects with the past practice of the Company and its Subsidiaries with respect to the treatment of items on such Tax Returns, or (F) incur any liability for Taxes other than in the ordinary course of business (including as a result of the operation of the business in the ordinary course);

               (xiii) make any capital expenditure, financing or expenditures which (i) involves the purchase of real property or (ii) is in excess of $5,000 individually or $20,000 in the aggregate, other than capital expenditures pursuant to contracts entered into prior to the date hereof (all of which contracts are listed in Section 3.19 of the Company Disclosure Schedule);

(xiv) acquire, sell, lease or dispose of any assets outside the ordinary course of business;

(xv) acquire, directly or indirectly (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner,

any person or division, business or equity interest of any person or (B) except in the ordinary course of business consistent with past practice, any assets;

               (xvi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person;

               (xvii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with the terms of such liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xviii) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole;

               (xix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, unless required by Law, administrative order or the terms of this transaction;

(xx) reduce the prices of products sold or services performed for customers except in the ordinary course of business;

(xxi) modify in any material respects any current investment policies or investment practices, except as required by or to accommodate changes in applicable Law;

(xxii) enter into any transaction or take any action or fail to take any action which would result in any of the representations and warranties contained in this Agreement not being true and correct;

(xxiii) take any action or permit any other action to occur which might have a Company Material Adverse Effect; or

(xxiv) agree, in writing or otherwise, to take any of the foregoing actions.

                    (c) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Date, the Company and its Subsidiaries will take the actions, and will refrain from taking the actions (as the case may be), listed on Exhibit C hereto, as set forth thereon and in full cooperation with Parent.

                    (d) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that, between the date hereof and the Effective Date, Parent shall not, and shall not permit any of its Subsidiaries to take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 5.2 Investigation.

                    (a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access, throughout the period prior to the earlier of the Effective Date and the Termination Date, to its and its Subsidiaries’ management, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Such reasonable access shall include, without limitation, access to properties currently owned, operated, leased or otherwise used by the Company or any of its Subsidiaries to conduct environmental sampling and analysis. Within five (5) days from the date of this Agreement, the Company shall, and cause its Subsidiaries and their respective Company Representatives to, provide Parent Representatives reasonable access to its and its Subsidiaries’ customers for the conduct of due diligence.

                    (b) Parent hereby agrees that all information provided to it or Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Information, as such term is used in, and shall be treated in accordance with, the Mutual Nondisclosure Agreement, dated as of January 20, 2009, between the Company and Parent (the “Nondisclosure Agreement”), the terms of which are hereby specifically incorporated into this Agreement.

          Section 5.3 No Solicitation.

                    (a) The Company shall and shall cause its Subsidiaries to, and shall use their best efforts to cause its and their respective officers, employees, accountants, consultants, legal counsel, financial advisor and agents and other representatives (collectively, “Company Representatives”) to, (x) immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to an Alternative Proposal or potential Alternative Proposal and (y) immediately request the prompt return from all such persons, or the destruction by such persons, of all copies of confidential information previously provided to such persons by the Company, its Subsidiaries or their respective Company Representatives and shall deny access to any virtual data room containing any such information to any person (other than Parent and Parent Representatives). The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its best efforts to cause its and their respective Company Representatives not to, directly or indirectly, (i) solicit, initiate, cause or knowingly encourage directly or indirectly (including by way of furnishing information) any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any information regarding the Company or any Alternative Proposal to, any person that has made or, to the Company’s knowledge, is considering making an Alternative

Proposal, or (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3. Without limiting the foregoing, it is understood that any action taken by Company Representatives that would be a violation of the restrictions set forth in Section 5.3 if taken by the Company shall be deemed to be a breach of Section 5.3 by the Company.

                    (b) Notwithstanding the limitations set forth in this Section 5.3, prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval), if (A) the Company receives a bona fide written Alternative Proposal made after the date hereof which the Board of Directors of the Company determines in good faith, by resolution duly adopted (i) constitutes a Superior Proposal or (ii) is reasonably likely to result in a Superior Proposal, and (B) the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions (only after providing Parent concurrent notice of its intention to take such actions and after receiving from the third party an executed agreement containing confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement): (x) furnish information to the person (including such person’s representatives) making such Alternative Proposal, and (y) engage in discussions or negotiations with such person (including such person’s representatives) with respect to the Alternative Proposal. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours after the execution thereof and shall provide to Parent a correct and complete copy of any information provided or made available to any person pursuant to this paragraph at the same time such information is provided or made available to such other person.

                   (c) The Company will promptly notify Parent (within 24 hours) of the receipt of any Alternative Proposal and shall, in any such notice to Parent, indicate the identity of the person making such proposal and the material terms and conditions of such proposal, shall include with such notice a copy of such proposal, and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of such proposal (and the Company shall provide Parent promptly (within 24 hours) with copies of any additional written materials received that relate to such proposal).

                    (d) Except as expressly permitted by this Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval of this Agreement and the Plan or the recommendation by such Board of Directors or committee that shareholders of the Company approve this Agreement and the Plan, (B) approve or recommend, or propose publicly to approve or recommend, any Alternative Proposal or (C) in the event of a tender offer or exchange offer for any outstanding shares of Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within fifteen (15) business days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Board of Directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Alternative Proposal (other than a confidentiality agreement in accordance with Section 5.3(b)) (each a “Company Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to this Section 5.3(d), the Board of Directors of the Company may (1) make a Change of Recommendation if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to do so would be reasonably like to be inconsistent with the directors’ fiduciary duties under applicable Law or (2) in response to a Superior Proposal, cause the Company to terminate this Agreement and concurrently with such termination enter into a Company Acquisition Agreement, subject to satisfaction of its obligations under Section 7.2; provided, however, that the Board of Directors of the Company shall not be entitled to exercise its right to terminate this Agreement pursuant to Section 7.1(f) until immediately after the third business day following Parent’s receipt of written notice (a “Superior Proposal Termination Notice”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including a description of the material terms of the Superior Proposal that is the basis for the proposed action of the Board of Directors of the Company (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the Board of Directors of the Company shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until immediately after the third business day following Parent’s receipt of a Superior Proposal Termination Notice with respect to such Superior Proposal as so amended). In connection with any Superior Proposal Termination Notice, the Company agrees that, until immediately after the third business day following Parent’s receipt of such Superior Proposal Termination Notice, the Company and its Representatives shall (if Parent so requests) negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. In determining whether to make a Change of Recommendation or terminate this Agreement in response to a Superior Proposal, the Board of Directors of the Company shall take into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into and for which all internal approvals of Parent have been obtained, since receipt of the applicable Superior Proposal Termination Notice, and shall not make a Change of Recommendation or terminate this Agreement unless, prior to the effectiveness of such Change of Recommendation or termination, the Board of Directors of the Company shall have determined in good faith, after considering the results of any such negotiations and any revised proposals made by Parent, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal.

                    (e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from issuing a “stop, look and listen” statement pending disclosure of its position, in accordance with the provisions of Section 5.3(d), contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

                    (f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide inquiry, proposal or offer made by any person or “group” (as defined in Section 13(d) of the Exchange Act) prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) regarding (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person or group of fifteen percent (15%) or more of the fair market value of the assets of the Company and its Subsidiaries or (iii) the acquisition by any person or group of fifteen percent (15%) or more of the outstanding shares of Company Common Stock.

                    (g) As used in this Agreement “Superior Proposal” shall mean a bona fide, written offer made by a third party to acquire, directly or indirectly, more than 66 2/3% of the equity securities of the Company or of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis, which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders from a financial point of view than the transactions contemplated by this Agreement.

          Section 5.4 Proxy Statement; Company Meeting.

                    (a) As soon as practicable following the date of this Agreement, and in no case more than thirty (30) days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, which shall, include the Recommendation. The Company shall use its best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, (ii) obtain clearance from the SEC to mail the Proxy Statement as soon as practicable, and (iii) cause the Proxy Statement to be mailed to the shareholders of the Company promptly upon such clearance. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and Company Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings. If at any time prior to the Effective Date any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.4(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company. Parent and Merger Sub shall provide to the Company, in a timely manner, with such information as is required to be included in the Proxy Statement under the Exchange Act with respect to it or them and the rules promulgated thereunder and such other information as the Company may reasonably request for inclusion in the Proxy Statement.

                    (b) The Company shall (i) take all action necessary in accordance with the MBCA and its articles of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purposes of (A) obtaining the Company Shareholder Approval and (B) in the event such meeting is also the Company’s annual meeting of shareholders, the election of directors and such other purposes as the Company may determine (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Plan. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal.

          Section 5.5 Reasonable Best Efforts.

                    (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, clearances, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any party hereto be required to pay prior to the Effective Date any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

                    (b) Without limiting the foregoing, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations, clearances or approvals, (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated hereby, and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Notwithstanding anything in this Section 5.5 to the contrary, in no event will Parent or Merger Sub be obligated to, and the Company and its Subsidiaries will not, propose or agree to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that would (i) involve assets or operations of Parent or any of its affiliates or (ii) reasonably be expected to result in a Company Material Adverse Effect; provided, that for solely the purposes of this Section 5.5(b), a Company Material Adverse Effect shall include, without limitation, the divestiture of businesses, product lines or assets that accounted for 15% or more of the Company’s and its Subsidiaries’ consolidated fiscal year 2008 EBITDA. Notwithstanding anything to the contrary in this Agreement, in no event will Parent or Merger Sub be obligated to, and the Company and its Subsidiaries will not, propose or agree to accept any undertaking or condition to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that would involve assets or operations of the Company or any of its affiliates in order to satisfy the condition set forth in Section 6.1.

                    (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.5.

                    (d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

          Section 5.6 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall be or become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

          Section 5.7 Public Announcements. The Company and Parent will, to the extent practicable, consult with and provide each other the opportunity to review any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and, to the extent practicable, shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

          Section 5.8 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Date. Prior to the Effective Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

          Section 5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the transactions contemplated hereby, and (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause the failure of any condition to consummation of the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

          Section 5.10 Security Holder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Company, its Subsidiaries and/or their respective directors relating to this Agreement, the Merger or the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior consent, which consent will not be unreasonably withheld or delayed.

          Section 5.11 Company Stock Options.

                    (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Benefit Plan) shall adopt such resolutions and take such other actions as may be required to effect the following related to each option to purchase or acquire shares of Company Common Stock, held by an employee, director or consultant of the Company or any Subsidiaries (collectively, the “Company Stock Options”):

(i) effective as of the Effective Date, the vesting of each unvested Company Stock Option shall be accelerated so that all Company Stock Options shall be fully vested as of the Effective Date;

                    (ii) effective as of the Effective Date, each Company Stock Option (whether vested or not) outstanding immediately prior to the Effective Date with an exercise price per share that is less than the Merger Consideration shall be cancelled by the Company in exchange for the right to receive, without interest, a cash amount equal to the product of (A) the excess, if any, of (x) the Merger Consideration, over (y) the exercise price per share of such Company Stock Option, multiplied by (B) the total number of shares of Company Common Stock subject to such Company Stock Option (such product referred to herein as “Option Consideration”); and

                    (iii) effective as of the Effective Date, each Company Stock Option outstanding as of the Effective Date with an exercise price per share that is equal to or greater than the Merger Consideration shall be terminated, without any consideration therefor.

                    (b) The Company shall ensure that following the Effective Date, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein.

          Section 5.12 Termination of 401(a) Plans. Prior to the Closing, the Company shall take all requisite corporate action to terminate any and all Company Benefit Plans qualified under Section 401(a) of the Code that have been provided to the employees of the Company, its Subsidiaries or any of its ERISA Affiliates. The Company acknowledges and agrees that the employees’ participation, if any, in any such Company Benefit Plan shall be terminated effective prior to the Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Date of the following conditions:

                    (a) The Company Shareholder Approval shall have been obtained.

                    (b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

                    (c) All consents, approvals and actions of, filings with and notices required in connection with consummation of the Merger on the terms contemplated hereby shall have been obtained or made.

          Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

                    (a) The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                    (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date.

                    (c) Parent shall have delivered to the Company a certificate, dated the Effective Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.

          Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:

                    (a) The representations and warranties of the Company with respect to itself and its Subsidiaries set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Company Material Adverse Effect.

                    (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date.

                    (c) During the period from the date of this Agreement to the Closing Date, there shall not have occurred any Company Material Adverse Effect that continues to exist on the Closing Date and as of the Effective Date.

                    (d) The equity capitalization of the Company and its Subsidiaries (including all subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock by the Company or any Subsidiary) shall, as of the Closing Date and not as of the earlier dates set forth in Section 3.2, be as set forth in Section 3.2 and in Section 3.2 of the Company Disclosure Schedule.

                    (e) The Company and its Subsidiaries shall have performed and complied in all respects with the covenant set forth in Section 5.1(c).

                    (f) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), 6.3(b), 6.3(c), 6.3(d) and 6.3(e) have been satisfied.

                    (g) Parent and Merger Sub shall have been furnished with the opinion of Gray, Plant & Mooty, counsel to the Company, as dated of the Closing Date, in the form of Exhibit D attached hereto.

          Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

          Section 7.1 Termination and Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Date, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

                    (a) by the mutual written consent of the Company and Parent;

                    (b) by either the Company or Parent if (i) the Effective Date shall not have occurred on or before August 31, 2009 (the “End Date”), and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

                    (c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable efforts to remove such injunction;

                    (d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained or by Parent if the Company Meeting shall not have concluded prior to the close of business on the day prior to the End Date;

                    (e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

                    (f) by the Company, prior to the Company Shareholder Approval, if the Board of Directors of the Company determines to accept and/or enter into an agreement for a Superior Proposal; provided, however, that the Company shall have complied with the provisions of Section 5.3;

                    (g) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination;

                    (h) by Parent, prior to the Company Shareholder Approval, if the Board of Directors of the Company has failed to make the Recommendation in the Proxy Statement or has made a Change of Recommendation;

                    (i) by Parent if holders of five percent (5%) or more of the Shares have exercised dissenters’ rights in accordance with Section 302A.471 et seq. of the MBCA; and

                    (j) by Parent if the Company or any of its Subsidiaries shall have breached or failed to perform in any respect the covenant set forth in Section 5.1(c) hereof.

          Section 7.2 Effect of Termination.

                    (a) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.1(h) or 7.1(j), (ii) this Agreement is terminated by the Company pursuant to Section

7.1(f) or (iii) (A) an Alternative Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal, (B) thereafter this Agreement is terminated (I) by Company pursuant to Section 7.1(b) or (II) by either Parent or the Company pursuant to Section 7.1(d) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Alternative Proposal (regardless of whether such Alternative Proposal is made before or after termination of this Agreement), then the Company shall pay Parent a fee equal to $1,000,000 (the “Termination Fee”) plus Expenses of up to $400,000, by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C) above. “Expenses” shall mean the cash amount necessary to reimburse Parent, Merger Sub and each of their respective affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this Agreement by any of them or on their behalf in connection with the Merger, this Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement (including the fees and expenses of counsel, investment banking firms or financial advisors and their respective counsel and representatives).

                    (b) The Company and Parent acknowledge and agree that the agreements contained in Section 7.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 7.2(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

                    (c) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Sections 5.2(b), 7.2, 8.2, 8.4, 8.5, 8.6 and 8.10, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VIII

MISCELLANEOUS

          Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

          Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

          Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

          Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

          Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement non-exclusively in the Minnesota State Courts and any state appellate court therefrom (or, if the Minnesota State Courts decline to accept jurisdiction over a particular matter, any state or federal court within the State of Minnesota). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, may be brought and determined non-exclusively in the Minnesota State Courts and any state appellate court therefrom (or, if the Minnesota State Courts decline to accept jurisdiction over a particular matter, any state or federal court within the State of Minnesota). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and

(c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent and Merger Sub:

CARDIONET, INC.
227 Washington Street #300
Conshohocken, PA 19428
Attn: Director of Legal Services
Phone: (610) 729-5066
Facsimile: (866) 924-2464

With copies to:

MORGAN, LEWIS & BOCKIUS LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Timothy Maxwell, Esq.
Phone: (215) 963-5438
Facsimile: (215) 963-5001

To the Company:

BIOTEL INC.
1285 Corporate Center Drive, Suite 150
Eagan, Minnesota 55121
Attn: Steve Springrose, Chief Executive Officer
Phone: (651) 286-8623
Facsimile: (651) 286-8630

With copies to:

GRAY PLANT & MOOTY
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: Lindley S. Branson, Esq.
Phone: (612) 632-3024
Facsimile: (612) 632-4024

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

          Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon any determination that a term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Nondisclosure Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 2.1(a), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.11 Amendments; Waivers. At any time prior to the Effective Date, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

          Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

          Section 8.14 Definitions.

                    (a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Schedule after conducting reasonable inquiry about the accuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule after conducting reasonable inquiry about the accuracy of the Company or its Subsidiaries contained in this Agreement. As used in this Agreement “fiscal year” shall mean the Company’s fiscal year ending June 30. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

                    (b) Each of the following terms is defined on the pages set forth opposite such term:

Term	Section
affiliates	8.14(a)
Agreement	Preamble
Alternative Proposal	5.3(f)
Bankruptcy and Equity Exception	3.3(a)
business day	8.14(a)
Articles of Merger	1.3
Certificates	2.2(a)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Company	Preamble
Company Acquisition Agreement	5.3(d)
Company Approvals	3.3(b)
Company Benefit Plans	3.9(a)
Company Common Stock	2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Intellectual Property	3.16(a)

Term	Section
Company Material Adverse Effect	3.1(a)
Company Material Contracts	3.19(a)
Company Meeting	5.4(b)
Company Permits	3.7(b)
Company Permitted Lien	3.3(c)
Company Preferred Stock	3.2(a)
Company Representative	5.3(a)
Company SEC Documents	3.4(a)
Company Shareholder Approval	3.18
Company Stock Options	5.11(a)
Company Stock Plan	3.2(a)(iii)
control	8.14(a)
Dissenting Shares	2.1(c)
Effective Date	1.3
End Date	7.1(b)
Environmental Claims	3.8(a)
Environmental Law	3.8(b)
ERISA	3.9(a)
ERISA Affiliate	3.9(c)
Exchange Act	3.3(b)
Exchange Fund	2.2(a)
FDA	3.13(a)
fiscal year	8.14(a)
GAAP	3.4(c)
Governmental Entity	3.3(b)
Hazardous Substance	3.8(c)
IRS	3.9(b)
knowledge	8.14(a)
Law	3.7(a)
Laws	3.7(a)
Leased Real Property	3.21(d)
Lien	3.3(c)(iii)
MBCA	1.1
Merger	Recitals

Term	Section
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Company SEC Documents	3.4(a)
Nondisclosure Agreement	5.2(b)
Option Consideration	5.11(a)(ii)
Owned Real Property	3.21(c)
Parent	Preamble
Parent Approvals	4.2(b)
Parent Disclosure Schedule	ARTICLE IV
Parent Material Adverse Effect	4.1
Parent Permitted Lien	4.2(c)
Parent Representatives	5.2(a)
Parent SEC Documents	ARTICLE IV
Paying Agent	2.2(a)
person	8.14(a)
Policies	3.20
Proxy Statement	3.12
Real Property Lease	3.21(d)
Recommendation	3.3(a)(iii)
Regulatory Law	5.5(d)
Sarbanes-Oxley Act	3.4(b)
SEC	3.4(a)
Share	2.1(a)
Subsidiaries	8.14(a)
Superior Proposal	5.3(g)
Superior Proposal Termination Notice	5.3(d)
Voting Agreements	3.23
Surviving Corporation	1.1
Tax Return	3.14(c)(ii)
Taxes	3.14(c)(i)
Termination Date	5.1(a)
Termination Fee	7.2(a)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CARDIONET, INC.

By:	/s/ Martin P. Galvan
Name: Martin P. Galvan
Title: CFO

GARDEN MERGER SUB, INC.

By:	/s/ Martin P. Galvan
Name: Martin P. Galvan
Title: President

BIOTEL INC.

By:	/s/ B Steven Springrose
Name: B. Steven Springrose
Title: President and Chief Executive Officer

Exhibit A

PLAN OF MERGER

FOR THE MERGER

OF

GARDEN MERGER SUB, INC.

INTO

BIOTEL INC.

          PLAN OF MERGER (hereinafter referred to as the “Plan”), dated ________, 2009, for the merger of Garden Merger Sub, Inc., a Minnesota corporation (the “Merged Corporation”), into Biotel Inc., a Minnesota corporation (the “Surviving Corporation”). (The Merged and Surviving Corporations may be collectively referred to as “Constituent Corporations”).

RECITALS

          A. The Constituent Corporations are corporations duly organized and existing under the laws of the State of Minnesota.

          B. The Constituent Corporations are parties to a Merger Agreement, dated as of April 1, 2009, and the merger effected pursuant to this Plan of Merger is being consummated pursuant to such Merger Agreement.

          NOW, THEREFORE, the Constituent Corporations shall be merged into a single corporation, Biotel Inc., a Minnesota corporation, and one of the Constituent Corporations, which shall continue its corporate existence and be the corporation surviving the merger. The terms and conditions of this merger (the “Merger”) and the manner of carrying the same into effect, are as follows:

ARTICLE I
Effective Date of the Merger

          The Effective Date shall be the close of business on __________, 2009. At the Effective Date of the Merger, the separate corporate existence of Constituent Corporations will cease and the Constituent Corporations shall be merged in the Surviving Corporation, Biotel Inc., a Minnesota corporation.

ARTICLE II
Governing Laws; Articles of
Incorporation; Authorized Shares

          The Articles of Incorporation of the Merged Corporation shall be the Articles of Incorporation of the Surviving Corporation as of the Effective Date of the Merger; provided, however, that ARTICLE 1 of the Merged Corporation’s Articles of Incorporation shall be amended to read as follows: “The name of this corporation is Biotel Inc.”

ARTICLE III
Bylaws; Registered Office

          The Bylaws of the Merged Corporation shall be the Bylaws of the Surviving Corporation as of the Effective Date of the Merger. The registered office of the Surviving Corporation after the Merger shall be at __________________________.

ARTICLE IV
Directors and Officers

          The directors of the Merged Corporation as of the Effective Date shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Merged Corporation as of the Effective Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The directors and officers of the Surviving Corporation holding office on the Effective Date shall be deemed to have resigned effective as of the Effective Date.

ARTICLE V
Conversion of Shares in the Merger

          The manner of carrying the Merger into effect, and the manner and basis of converting the shares of the Constituent Corporations into shares of the Surviving Corporation are as follows:

•

Conversion of Surviving Corporation Common Stock. At the Effective Date, each share of common stock, par value $.01 per share, of the Surviving Corporation (such shares, collectively, “Surviving Corporation Common Stock,” and each, a “Share”) outstanding immediately prior to the Effective Date other than Dissenting Shares (as hereinafter defined), shall be converted automatically into, and shall thereafter represent the right to receive, $4.82 in cash (the “Merger Consideration”). All outstanding Shares that have been converted into the right to receive the Merger Consideration as provided in this section shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Date represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

•	Conversion of Merged Corporation Common Stock. Each share of common stock, par value $.01 per share, of the Merged Corporation issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Date, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

•

Dissenters’ Rights. If required by the MBCA (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Date and that are held by holders of such Shares who have not voted in favor of the approval and adoption of this Plan of Merger or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 302A.473 of the MBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 302A.473 unless and until any such holder fails to perfect or effectively waives, withdraws or loses his, her or its rights to appraisal and payment under the MBCA. If, after the Effective Date, any such holder fails to perfect or effectively waives, withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Date, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Date, any holder of Dissenting Shares shall cease to have any rights with respect to the Surviving Corporation, except the rights provided in Section 302A.473 of the MBCA and as provided in the previous sentence.

ARTICLE VI
Effect of the Merger

          At the Effective Date of the Merger, the Surviving Corporation shall succeed to and shall possess and enjoy all the rights, privileges, immunities, powers and franchises, both of a public and private nature, of the Constituent Corporations, and all property, real, personal, and mixed, including patents, trademarks, tradenames, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as for all other things in action or all other rights belonging to either of said corporations; and all said property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as effectively as they were of the respective Constituent Corporations, and the title of any real estate vested by deed or otherwise in either of said Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of said Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens prior to the Effective Date of the Merger, and all debts, liabilities, and duties of said Constituent Corporations, respectively, shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted in the first instance by the Surviving Corporation.

ARTICLE VII
Filing of Plan of Merger

          Upon adoption and approval of the Plan of Merger by the Boards of Directors and shareholders of the Constituent of Corporations in accordance with Section 302A.613 of the Minnesota Business Corporation Act, Articles of Merger in accordance with Section 302A.615 of the Minnesota Business Corporation Act shall be executed and delivered to the Secretary of State of the State of Minnesota for filing as provided by the Minnesota Business Corporation Act. The Constituent Corporations shall also cause to be performed all necessary acts within the State of Minnesota and elsewhere to effectuate the Merger.

Appendix B

April 1, 2009

Board of Directors
BioTel, Inc.
1285 Corporate Center Drive
Suite 150
Eagan, MN 55121

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of BioTel, Inc. (the “Company”), of the Merger Consideration (as defined below), pursuant to a draft of the Merger Agreement, dated as of March 25, 2009 (the “Agreement”), to be entered into among the Company, Garden Parent Corp. (the “Acquiror”) and Garden Merger Sub, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock and outstanding stock options, other than shares of Company Common Stock held in treasury or owned by the Acquiror, will be converted into the right to receive $4.82 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated March 25, 2009; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with senior management of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the

THE OAK RIDGE FINANCIAL SERVICES GROUP, INC. GOLDEN HILLS OFFICE CENTER	701 XENIA AVENUE SOUTH, SUITE 100 GOLDEN VALLEY, MN 55416

expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) that there is no Working Capital Adjustment that will result in any adjustment to the Merger Consideration that is material to our analysis. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (iii) advise the Board of Directors or any other party with respect to alternatives to the Merger. In addition, we were not requested to and did not provide advice regarding the structure, the Merger Consideration, any other aspect of the Merger, or to provide services other than the delivery of this opinion.

We will receive a fee for rendering this opinion which is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have not, in the past, provided financial advisory and financing services to the Company or the Acquiror and/or any of its affiliates. We and/or our affiliates may, however, in the ordinary course of our business, actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote or tender their shares or make any election with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Opinion Committee of The Oak Ridge Financial Services Group, Inc.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration or any other terms contemplated by the Agreement. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Acquiror and its affiliates, if any) as of the date hereof.

Sincerely,

The Oak Ridge Financial Services Group, Inc.

Appendix C

VOTING AGREEMENT

          VOTING AGREEMENT, dated as of April 1, 2009 (this “Agreement”), by and among CARDIONET, INC., a Delaware corporation (“Parent”), and __________ (“Shareholder”), a shareholder of BIOTEL INC., a Minnesota corporation (the “Company”).

          WHEREAS, concurrently herewith, Parent, GARDEN MERGER SUB., INC., a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”); and

          WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and Shareholder are entering into this Agreement; and

          WHEREAS, Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Shareholder set forth in this Agreement and would not enter into the Merger Agreement if Shareholder did not enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Shareholder hereby represent, warrant, covenant and agree as follows:

1. Shareholder represents and warrants that:

          a. Shareholder owns of record and beneficially good and valid title to all of the shares of the capital stock of the Company, and options to acquire shares of capital stock of the Company, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of the Company owned by Shareholder. For purposes hereof, the capital stock of the Company and the options to acquire capital stock of the Company set forth on Exhibit A attached hereto shall be referred to herein as the “Stock”.

          b. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in default) under, or result in the creation of any lien on any such Stock under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, (ii) any judgment, order or ruling applicable to Shareholder, or (iii) the organizational documents of Shareholder, if applicable.

          c. Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of the Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

          2. When a meeting of the shareholders of the Company is held for the purpose of considering the Merger Agreement and the Merger (such meeting referred to herein as the “Meeting”), Shareholder shall (a) appear at the Meeting or otherwise cause the Stock to be counted as present at the Meeting for the purpose of establishing a quorum; (b) at the Meeting, vote, or cause to be voted, all of the Stock, in person or by proxy, for approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (c) at the Meeting (or any other meeting of shareholders of the Company), vote, or cause to be voted, all of the Stock, in person or by proxy, against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Merger Agreement, including the Merger, unless and until the Company has terminated the Merger Agreement in accordance with the terms and conditions of the Merger Agreement.

          3. Shareholder hereby grants an irrevocable proxy appointing Parent, by its duly authorized officers and representatives, as Shareholder’s sole and exclusive and true and lawful agent and attorney-in-fact, with full power of substitution, to vote all Stock that Shareholder is entitled to vote, express consent or dissent or otherwise to utilize such voting power in such manner and upon any of the matters referred to in Paragraph 2 above, to the same extent and with the same effect as Shareholder might or could do under any applicable laws or regulations governing the rights and powers of shareholders of the Company. This proxy shall become effective as of the date hereof and shall expire upon termination of this Agreement. Shareholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable and binding upon any and all transferees of the Stock so long as it remains in effect pursuant to the terms hereof.

          4. The proxy granted by Shareholder pursuant to Paragraph 3 above and Shareholder’s entrance into this Agreement is in consideration of Parent’s entrance into the Merger Agreement. The proxy granted by Shareholder pursuant to Paragraph 3 above is meant to secure Shareholder’s performance of this Agreement. This proxy/power of attorney shall not terminate on disability of the Shareholder. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Stock.

          5. Shareholder will not, nor will Shareholder permit any entity under Shareholder’s control to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

          6. Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of Shareholder’s voting rights with respect to the Stock, except to a person who is a party to a voting agreement with Parent in the form of this Agreement.

          7. Shareholder expressly agrees and acknowledges that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof, and that Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          8. This Agreement constitutes the entire agreement of Shareholder with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, of Shareholder with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of Shareholder. This Agreement shall terminate automatically upon the termination of the Merger Agreement.

          9. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          10. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

          11. It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Stock and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of the Company or any of its subsidiaries.

          IN WITNESS WHEREOF, Parent and Shareholder have executed or caused to be executed this Agreement as of the date first written above.

CARDIONET, INC.:

By:
Name:
Title:

SHAREHOLDER:

Name:

[Signature Page to Voting Agreement]

Exhibit A

Name of Shareholder	Number of Shares Owned	Number of Shares to be Acquired by Options

Appendix D

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS

          Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

          (b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

          (c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

          (d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

          (f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

          Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

          (b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

          Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

          (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

          (c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

          (1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

          (3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

          Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

          (d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

          Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

          Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

          Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

          (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

          Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

          (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

          (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

          Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

          Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

          Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

          (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

          (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PRELIMINARY COPY

BIOTEL, INC.

SPECIAL MEETING OF SHAREHOLDERS — [  •  ]

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints                      and                      and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the shares of common stock of Biotel, Inc. (the “Company”), which the undersigned shall be entitled to vote at the Special Meeting of Shareholders of the Company, to be held at [ • ], on [ • ], at [ • ] local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the shares of common stock of the Company represented by this proxy as indicated on the reverse side.

Dated:

Signature

Signature

Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

1.	To approve the Merger Agreement, the Plan of Merger attached to the Merger Agreement, and the transactions contemplated by the Merger Agreement and the Plan of Merger.

☐ FOR ☐ AGAINST ☐ ABSTAIN

2.

To approve allowing the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement, the Plan of Merger attached to the Merger Agreement, and the transactions contemplated by the Merger Agreement and the Plan of Merger.

☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.